Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

AMONG

ENVIGO INTERNATIONAL HOLDINGS, INC.,

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

AVISTA HEALTHCARE MERGER SUB, INC.,

AVISTA HEALTHCARE NEWCO, LLC

AND

JERMYN STREET ASSOCIATES LLC,

SOLELY IN ITS CAPACITY AS THE

SHAREHOLDER REPRESENTATIVE HEREIN

Dated as of August 21, 2017

i

EXHIBITS:

Exhibit A — Form of Parent Sponsor Letter Agreement
Exhibit B — Form of Tax Receivable Agreement
Exhibit C — Form of Registration Rights Agreement
Exhibit D — Form of Certificate of Incorporation of Parent upon Domestication
Exhibit E — Form of Bylaws of Parent upon Domestication

INDEX OF DEFINED TERMS

Action	20
Administrative Costs	88
Affiliate	66
Aggregate Cash Election Amount	12
Agreement	1
Alternative Transaction	48
Ancillary Agreements	66
Anti-Corruption Laws	66
Antitrust Approvals	53
Antitrust Authority	54
Antitrust Laws	54
Audited Financial Statements	18
Business Combination	67
Business Combination Proposal	67
Business Day	67
Cash	67
Cash Election SAR/Option	7
Cash Election Share	5
Cash Election Warrant	6
Cayman Law	1
Change in Control	73
Change in Recommendation	52
Change of Control	73
Class A Shares	37
Class B Holders	1
Class B Shares	37
Closing	3
Closing Certificate	14
Closing Date	3
Code	67
Commercial Tax Agreement	21
Company	1
Company By-Laws	15
Company Certificate	15
Company Class A Common Stock	15
Company Class B Common Stock	15
Company Common Stock	15
Company Disclosure Schedule	15
Company Holders	67
Company Intellectual Property	26
Company IT Systems	27
Company Material Adverse Effect	67
Company Option	68
Company Preferred Stock	15
Company Recommendation	2

v

Company SAR	68
Company Series A Warrants	15
Company Series B Warrants	15
Company Sponsor	68
Company Sponsor 1	68
Company Sponsor Fee Shares	61
Company Stock	15
Company Stockholder Approval	2
Company Transaction Expenses	68
Company Warrants	15
Confidentiality Agreement	51
Contract	69
control	66
controlled	66
controlling	66
Credit Agreements	69
DEA	34
Debt Financing	60
DGCL	1
Dissenting Shares	14
DLLCA	2
Domestication	1
Election	12
Election Deadline	13
Election Period	13
employee benefit plan	22
Employee Benefit Plan	22
Encumbrances	69
Environmental Laws	70
Environmental Permits	30
Equity Financing	60
ERISA	22
Exchange Act	70
Exchange Agent	8
Exchange Fund	4
Excluded Options/SARs	7
Excluded Shares	5
Ex-Im Laws	70
Existing 2014 First Lien Credit Agreement	70
Existing 2014 Liquidity Facility Credit Agreement	70
Existing 2014 Second Lien Credit Agreement	70
Existing 2016 First Lien Credit Agreement	70
Existing Third Lien Debt	71
FDA	34
Financial Statements	18
First Certificate of Merger	4

First Merger	1
First Merger Effective Time	4
Foreign Plan	23
Form of Election	13
Forward-Looking Statements	37
fraud	57
Fully Diluted Share Number	71
GAAP	18
Government Official	19
Governmental Entity	71
Hazardous Materials	71
hereby	80
herein	80
hereof	80
hereunder	80
HHS	35
HIPAA	71
Holder	12
HSR Act	71
including	80
including, without limitation	80
Indebtedness	71
Indebtedness Amount	72
Indemnified Liabilities	55
Indemnified Persons	54
Integrated Transaction	2
Intellectual Property	72
IP Agreement	72
Key Employees	72
Knowledge	72
Law	72
Leased Real Property	29
Leases	73
Lender Consent and Amendment	73
Material Contracts	32
materiality	63
Merger Consideration	9
Merger Sub	1
Mergers	1
Nasdaq	57
New Parent Warrant	74
New Warrant Expense	74
NewCo	1
Non-Recourse Party	84
Obligations	74
OFAC	74

OHRP	35
Organizational Documents	74
Owned Real Property	29
Parent	1
Parent Articles of Association	74
Parent Board	2
Parent Board Recommendation	52
Parent Disclosure Schedule	37
Parent Material Adverse Effect	74
Parent Material Contract	75
Parent Ordinary Shares	37
Parent Preferred Stock	37
Parent SEC Documents	40
Parent Shareholder Approval	40
Parent Shareholder Redemption	75
Parent Shareholder Redemption Amount	75
Parent Shareholders Meeting	52
Parent Sponsor	1
Parent Sponsor Letter Agreement	2
Parent Stock	37
Per SAR/Option Cash Consideration	7
Per SAR/Option Stock Consideration	8
Per SAR/Option Total Cash Consideration	7
Per SAR/Option Total Stock Consideration	8
Per Share Cash Consideration	5
Per Share Stock Consideration	5
Per Share Total Cash Consideration	5
Per Share Total Stock Consideration	6
Permits	75
Permitted Encumbrances	29
Person	75
Personal Information	75
personally identifiable information	75
PHI	75
PII	75
Policies	31
Premerger Notification Rules	76
Privacy Laws	76
Private Placement Warrants	38
Privileged Communications	86
Pro Rata Share	76
prohibited transaction	23
Proxy Statement	49
Public Warrants	38
Purchaser Group	76
Real Property	29

Registered Intellectual Property	76
Registration Rights Agreement	3
Related Parties	32
Representatives	50
Restricted Cash	76
Risk Factors	37
Sanctioned Country	76
Sanctioned Person	76
Sanctions Laws	77
Second Certificate of Merger	4
Second Merger	1
Second Merger Effective Time	10
Section 431 Election	9
Securities Act	40
Seller Group	77
Seller Group Law Firm	86
Shareholder Representative	1
Software	77
Sponsor Warrant Purchase	2
Subsidiary	77
Surviving Corporation	1
Surviving NewCo	1
Tax	77
Tax Receivable Agreement	3
Tax Returns	77
Terminable Breach	64
Termination Date	64
this Agreement	80
this Section	80
this subsection	80
Trade Secrets	77
Transaction Proposals	52
Transfer Taxes	77
Treasury Regulations	77
Trust Account	78
Trust Agreement	78
Trust Amount	43
Trustee	78
UK Pension Plan	22
Unaudited Financial Statements	18
Waived 280G Benefits	58
Warrants	38
Written Consent	2

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of August 21, 2017 (this “Agreement”), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the “Company”), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (“Parent”), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“NewCo”) and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative pursuant to Section 8.6 herein (the “Shareholder Representative”).

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Closing (as defined below) or at any earlier time that is in accordance with Section 2.3(d) and subject to the conditions of this Agreement, Parent shall transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2016 Revision) (the “Cayman Law”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a direct, wholly-owned subsidiary of Parent (the “First Merger”) (the Company, in its capacity as the surviving corporation in the First Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, as part of the Integrated Transaction (as defined below), immediately following the First Merger, the Surviving Corporation will merge with and into NewCo, the separate corporate existence of the Surviving Corporation will cease and NewCo will be the surviving company and a direct, wholly-owned subsidiary of Parent (the “Second Merger”, and together with the First Merger, the “Mergers”) (NewCo, in its capacity as surviving company of the Second Merger, is sometimes referred to as the “Surviving NewCo”);

WHEREAS, as of the date of this Agreement, Avista Acquisition Corp., a Cayman Islands exempted company (“Parent Sponsor”), and certain directors of Parent (collectively with the Parent Sponsor, the “Class B Holders”) own all of the Class B Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Class B Holders shall enter into a letter agreement substantially in the form attached hereto as Exhibit A (the “Parent Sponsor Letter Agreement”) pursuant to which the Class B Holders shall agree to surrender to Parent an aggregate 3,875,000 Class B Shares and Parent agrees to repurchase 4,100,000 Private Placement Warrants (as defined below) for $0.50 per warrant in cash upon the terms and subject to the conditions set forth therein (the “Sponsor Warrant Purchase”);

WHEREAS, the board of directors of the Company unanimously has (a) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the First Merger and the Second Merger in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), (b) approved this Agreement and the transactions contemplated hereby including the Mergers in accordance with the DGCL and the DLLCA on the terms and subject to the conditions of this Agreement and (3) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;

WHEREAS, the stockholders of the Company representing at least a majority of the Company’s outstanding voting stock, acting by written consent in accordance with Section 228 of the DGCL (the “Written Consent”), will approve and adopt this Agreement, the First Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) as promptly as practicable following the execution and delivery of this Agreement, but in no event later than 5:00 p.m. ET on the first Business Day after the date hereof;

WHEREAS, the board of directors of Parent (the “Parent Board”) unanimously has (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to effect the Domestication, enter into this Agreement providing for the First Merger and the Second Merger in accordance with the DGCL, the DLLCA and Cayman Law, as applicable, (b) approved this Agreement and the transactions contemplated hereby including the Mergers in accordance with the DGCL, the DLLCA and Cayman Law, as applicable, on the terms and subject to the conditions of this Agreement and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the shareholders of Parent (the “Parent Recommendation”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, each of the parties intends that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that the First Merger and the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations to which each of Parent, Merger Sub, NewCo and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, in connection with the consummation of the First Merger, Parent and the Company Holders that are receiving Merger Consideration will enter into (a) a Tax Receivable Agreement (the “Tax Receivable Agreement”), in the form attached hereto as Exhibit B and (b) a Registration Rights Agreement (the “Registration Rights Agreement”), in the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

SECTION 1.1               Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 8:00 a.m., New York, New York time, on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

SECTION 1.2               Closing Transactions.  At the Closing, the parties hereto shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a)           The Class B Holders shall surrender to Parent an aggregate 3,875,000 Class B Shares and Parent shall repurchase 4,100,000 Private Placement Warrants, in each case, pursuant to the Parent Sponsor Letter Agreement.

(b)           The Domestication shall become effective unless the Domestication has previously become effective in accordance with Section 2.3(d).

(c)           Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption and the Sponsor Warrant Purchase.

(d)           Parent shall contribute to Merger Sub the amount of cash remaining in the Trust Account and the proceeds of the Equity Financing (net of underwriting fees) after giving effect to the Parent Shareholder Redemption and Sponsor Warrant Purchase.

(e)           The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(f)            The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Second Certificate of Merger”) and filed with Secretary of State of the State of Delaware.

(g)           Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate amount of the cash portion of the Merger Consideration and the aggregate amount of the equity portion of the Merger Consideration, in each case, without regard to any amounts in respect of the Series B Warrants or under the Tax Receivables Agreement (together, the “Exchange Fund”).

(h)           Parent shall (on behalf of the Company) pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, all Company Transaction Expenses set forth on the statement to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by the Company.

(i)            Parent and the Company Holders entitled to receive payments under the Tax Receivables Agreement pursuant to Section 2.1 will enter into the Tax Receivable Agreement, in the form attached hereto as Exhibit B.

(j)            Parent shall pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, the applicable Indebtedness Amount required to be paid pursuant to the Debt Financing and/or the Lender Consent and Amendment, if any, set forth on the statement to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by the Company.

ARTICLE II

EFFECTS OF THE MERGERS

SECTION 2.1               Effect of the First Merger.

(a)           First Merger Effective Time.  The First Merger shall become effective at the time specified in the First Certificate of Merger (the “First Merger Effective Time”).  At the First Merger Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation. The First Merger shall have the effects set forth in the First Certificate of Merger and this Agreement.

(b)           Conversion of Company Common Stock. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holder of any Company Common Stock:

(i)            Each share of Company Common Stock that is owned by Parent, Merger Sub, NewCo or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)           Each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Merger Effective Time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a “Cash Election Share” ), shall be cancelled and exchanged for the right to receive:

(A)          an amount in cash equal to the Per Share Merger Value;

(B)          an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number (collectively, (A) and (B), the “Per Share Cash Consideration” );

(C)          a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D)          such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein (collectively, (A) through (D), the “Per Share Total Cash Consideration”)

(iii)          Each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Cash Election Shares) issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and exchanged for the right to receive:

(A)          a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00 (the “Per Share Stock Consideration”).;

(B)          a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

(C)          a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D)          such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein (collectively, (A) through (D), the “Per Share Total Stock Consideration”)

(c)           Treatment of Company Warrants.  Prior to the Closing Date, each holder of a Company Series A Warrant will be given an opportunity to exchange such Company Series A Warrant, effective at Closing, for the right to receive the Per Share Total Cash Consideration or the Per Share Total Stock Consideration (in each case, net of the exercise price), subject to the adjustment set forth in Sections 2.8 and 2.9; provided, that in the event the holder of Company Series A Warrant elects to exchange such Company Series A Warrant for the Per Share Total Cash Consideration, such Series A Warrant shall be considered a “Cash Election Warrant” for purposes of all calculations under this Agreement.  Any such holder that does not exchange its Company Series A Warrant pursuant to the preceding sentence may elect, in accordance with Sections 2.8 and 2.9 and subject to the adjustments set forth therein, to designate such Company

Series A Warrant as a “Cash Election Warrant”, with such election valid upon the subsequent exercise thereof. If the Company Series B Warrants become exercisable, a procedure similar to that described in the two immediately preceding sentences shall apply to the Company Series B Warrants shortly after the date on which the Company Series B Warrants became exercisable, if at all. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Warrants:

(i)            Each Company Series A Warrant outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a “Cash Election Warrant”) shall be amended so that such Company Series A Warrant shall entitle the holder thereof,  when exercised, to receive for each share of Company Common Stock subject to such Company Series A Warrant, the Per Share Total Cash Consideration (net of the exercise price).

(ii)           Each Company Series A Warrant (other than Cash Election Warrants) outstanding and unexercised immediately prior to the First Merger Effective Time shall be amended so that such Company Series A Warrant shall entitle the holder thereof, when exercised, to receive for each share of Company Common Stock subject to such Company Series A Warrant, the Per Share Total Stock Consideration (net of the exercise price).

(iii)          Each Company Series B Warrant outstanding and unexercised immediately prior to the First Merger Effective Time shall be amended so that such Company Series B Warrant shall entitle the holder thereof (if such Company Series B Warrant becomes exercisable), when exercised, to receive for each share of Company Common Stock subject to such Company Series B Warrant, the Per Share Total Cash Consideration or the Per Share Total Stock Consideration (in each case, net of the exercise price).

(d)           Treatment of Company Options and Company SARs.  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Options or Company SARs:

(i)            Each Company Option and Company SAR outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR equals or exceeds the Per Share Merger Value, shall be canceled and no longer be exercisable by the holder thereof (“Excluded Options/SARs”).

(ii)           Each Company Option and Company SAR (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a “Cash Election SAR/Option”), shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option or Company SAR:

(A)          an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR.

(B)          an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number (collectively, (A) and (B) the “Per SAR/Option Cash Consideration”);

(C)          a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D)          such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date  (collectively, (A) through (D), the “Per SAR/Option Total Cash Consideration”).

(iii)          Each Company Option and Company SAR (other than a Cash Election SAR/ Option or Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option or Company SAR:

(A)          a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) (A) the Per Share Merger Value minus (B) the applicable exercise price or base price per share of Company Common Stock underlying such Company Option by (y) $10.00 (the “Per SAR/Option Stock Consideration”);

(B)          a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

(C)          a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D)          such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date

(collectively, (A) through (D), the “Per SAR/Option Total Stock Consideration”)

(e)           Conversion of Merger Sub Common Stock.  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holder of any of their securities, each issued and outstanding share of common stock of Merger Sub shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f)            Payment of Merger Consideration.

(i)            As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall at Parent’s expense, jointly appoint and engage, an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of, among other things, receiving elections and the exchanges and payments described in this Article II.

(ii)           Parent, Merger Sub and NewCo shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.1(f).

(iii)          Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the First Merger Effective Time shall be delivered to Parent.  Any Company Holder who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of such holder’s Merger Consideration, as applicable, upon due surrender of their book entry interests (or affidavits of loss in lieu as set forth below), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(iv)          The amounts payable in respect of Company SARs pursuant to this Agreement shall be made by the Company to the applicable holders thereof through the Company’s payroll system (or other system as the Company elects) as soon as reasonably practicable following the Effective Time or, in the case of payments under the Tax Receivables Agreement, as soon as reasonably practicable after such payment becomes payable thereunder.  The amounts payable to each Company Holder as described in Section 2.1(d) shall be reduced by the value of any income or employment Tax and social security or National Insurance contributions withholding amounts required to be withheld under the Code or any provision of state, local or foreign Tax law in respect thereof and shall, for the avoidance of doubt, take into account the value of any cash, shares of Parent Common Stock and New Parent Warrants delivered to such Company Holder for purposes of determining the withholding required with respect to such Company Holders.

To the extent that amounts are withheld pursuant to the preceding sentence and timely paid to the applicable Government Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Company Holders. Any Company Holder resident for Tax in the United Kingdom receiving Parent Common Stock shall, unless otherwise dictated in writing by the Parent, be required to enter into an election pursuant to section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“Section 431 Election”) in respect of the Parent Common Stock.

(g)           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares or warrants and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the First Merger. Any holder of Company Common Stock, Company Warrants, Company Options or Company SARs entitled to receive a fractional share of  Parent Common Stock or New Parent Warrant but for this Section 2.1(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated (i) with respect to Company Common Stock, Company Warrants and Company Options, by the Exchange Agent and shall represent such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock or New Parent Warrants that such holders otherwise would be entitled to receive and (ii) with respect to Company SARs, by the Company and such fractional amount shall be calculated based on the average closing price of Parent Common Stock and New Parent Warrants, as applicable, on the NASDAQ for the five days following the Closing Date. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the Closing Date.

(h)           Merger Consideration. The aggregate consideration payable with respect to the First Merger (the “Merger Consideration”) shall consist of all of the consideration to be paid as set forth in Section 2.1(b), 2.1(c) and 2.1(d).

SECTION 2.2               Effect of the Second Merger.

(a)           Second Merger Effective Time.  The Second Merger shall become effective at the time specified in the Second Certificate of Merger (the “Second Merger Effective Time”), which shall be immediately following the First Merger Effective Time.  At the Second Merger Effective Time, the separate existence of the Surviving Corporation shall cease and NewCo shall continue its existence under the DLLCA as the surviving company.  The Second Merger shall have the effects set forth in the Second Certificate of Merger and this Agreement.

(b)           Conversion of Surviving Corporation Stock.  At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holder of any of their securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2.3               Tax Treatment of the Mergers.

(a)           For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(b)           For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), except in the case of Company Holders for which payments under the Tax Receivables Agreement are treated as compensatory, the portion of any payment to Company Holders under the Tax Receivables Agreement that is not treated as imputed interest shall be treated as additional merger consideration that is taxable in the taxable year in which such payment is received (i.e. “open transaction” treatment shall apply); provided, for the avoidance of doubt, that nothing in this Section 2.3 shall preclude any Company Holder, or any direct or indirect owner of a Company Holder from electing out of the installment method or making determinations required by applicable Tax laws.

(c)           For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.3 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or good-faith administrative settlement with (or final administrative decision by) the relevant Governmental Entity.

(d)           The parties agree that Parent may cause the Domestication to be consummated at any time prior to the Closing.

SECTION 2.4               Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving NewCo (including its payroll agent), the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws.  To the extent that amounts are so properly withheld by Parent, the Surviving NewCo, the Surviving Corporation or their Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5               Closing Deliverables.

(a)           At the Closing, the Company shall deliver to Parent:

(i)            the resignations of each non-employee director of the Company set forth on Schedule 2.5(a)(i) of the Company Disclosure Schedule;

(ii)           a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which the Company or any of its Subsidiaries is party;

(iii)                               evidence reasonably satisfactory to Parent that the agreements to be terminated pursuant to Section 5.19 have been duly terminated with no liability (of any nature) to Parent, the Company, its Subsidiaries or their successor entities;

(iv)                              a certificate from the Company reasonably acceptable to Parent, dated as of the Closing Date, and signed by a responsible corporate officer of the Company, stating that the interests in the Company are not, and have not been at any time during the five year period described in Section 897(c) of the Code, Unites States real property interests, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(v)                                 Section 431 Elections duly executed by each Holder that is an individual United Kingdom tax payer who is to receive Parent Common Stock.

(vi)                              At the Closing, Parent shall deliver to the Shareholder Representative:

(A)                               the resignations of each officer, director or manager, as the case maybe, of Parent and its Subsidiaries set forth on Schedule Section 2.5(b)(i) of the Parent Disclosure Schedule;

(B)                               a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which any of Parent, Merger Sub or NewCo is party;

(C)                               evidence reasonably satisfactory to the Company that the agreements to be terminated pursuant to Section 5.11 have been duly terminated with no liability (of any nature) to Parent; and

(D)                               evidence of the payment of the Merger Consideration (including cash or Parent Common Stock and New Parent Warrants) and the Company Sponsor Fee Shares required by Parent hereunder (including this Article II).

SECTION 2.6                                             [RESERVED].

SECTION 2.7                                             [RESERVED].

SECTION 2.8                                             Cash Consideration Proration.

(a)                                 Notwithstanding any other provision contained in this Agreement, if the aggregate amount of cash payments of Per Share Cash Consideration (including in respect of Cash Election Warrants) and Per SAR/Option Cash Consideration with respect to which a Cash Election shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares as determined as of the Effective Time)  (the “Aggregate Cash Election Amount”) exceeds the Cash Component, then all of the Company Holder’s Cash Elections shall be reduced (rounded down to the nearest whole number) and deemed revoked by a percentage obtained by dividing (x) the Cash Component by (y) the Aggregate Cash Election Amount.

(b)                                 The Exchange Agent will make all the computations contemplated by this Section 2.8, including the determination of the number of Cash Elections and the Aggregate Cash Election Amount, after giving effect to the adjustment contemplated hereunder, and all such computations will be conclusive and binding on the former Company Holders absent manifest error.

SECTION 2.9                                             Election Procedures.  Each holder of record of shares of Company Common Stock, Company Series A Warrants, Company SARs or Company Options to be converted into the right to receive the Merger Consideration in accordance with, and subject to, this Article II (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)                                 Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (herein called a “Cash Election” “) the number of shares of Company Common Stock owned by such Holder (or underlying the Company Series A Warrant, Company SARs or Company Option, as applicable) with respect to which such Holder desires to make a Cash Election. Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Form of Election on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock. Any Holder who makes a Cash Election shall be required to waive all appraisal rights in connection with making such Cash Election.

(b)                                 Parent shall prepare a form of election reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company, in accordance with the terms of this Agreement (the “Form of Election”), so as to permit Holders to exercise their right to make an Election, and (i) shall direct the Exchange Agent to mail or transmit in electronic form the Form of Election within 5 Business Days (or such later date agreed by the Company and Parent) after the date of engagement of the Exchange Agent, to the record holders of Company Common Stock as of the date hereof, and (ii) following such date, shall use reasonable best efforts to make available as promptly as practicable a Form of Election to any stockholder, warrantholder, or optionholder who requests such Form of Election prior to the Election Deadline, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make an Election. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(c)                                  Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) any additional documents specified in the procedures set forth in the Form of Election. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the earliest practicable date which the parties shall agree, but in any event, no less than 10 Business Days preceding the Closing Date.

(d)                                 Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s book entry interests, previously deposited with the Exchange Agent. After a Cash Election is validly made with respect to any shares of Company Common Stock, such Election must be revoked prior to any subsequent transfer of the shares of Company Common Stock as to which such Cash Election relates. Notwithstanding anything to the contrary in this Agreement, all Cash Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with Article VII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Company Common Stock (none of the parties or the Exchange Agent being under any duty to notify any stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Cash Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Cash Election shall, for purposes hereof, be deemed to have not made a Cash Election, unless a proper Cash Election is thereafter timely made with respect to such shares.

(e)                                  Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable discretion (in consultation with the Company), shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Cash Election procedures set forth herein.

SECTION 2.10                                      Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the First Merger Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration as provided in Section 2.1(b) without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.11                                      Aggregate Payment Amount.  At least five (5) Business Days prior to Closing, Parent shall have received a certificate of the Company signed by its Chief Executive Officer stating whether the stockholder approval set forth on Schedule 8.1(b) shall have been obtained and, if so, evidence thereof reasonably satisfactory to Parent. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent in writing a certificate signed by a duly authorized officer of the Company setting forth (i) the Company’s good faith calculation of the Company Transaction Expenses, along with reasonable supporting details demonstrating the calculation of each component of Company Transaction Expenses and (ii) the Aggregate Payment Amount, together with reasonable supporting details demonstrating the calculation of each component of the Aggregate Payment Amount, including each component of Leakage (the “Closing Certificate”).  The Company shall, and shall cause each of its Subsidiaries to promptly provide reasonable access to the financial records, supporting documents and work papers and personnel of the Company and its Subsidiaries to Parent and its accountants and other representatives during the review by Parent of the Closing Certificate.  The Company shall review any comments proposed by Parent with respect to the Closing Certificate (and the components thereof) and will consider in good faith any appropriate changes thereto prior to the Closing. The Closing Certificate and the amounts set forth therein (as revised to include changes proposed by Parent and accepted by the Company in good faith, if any) shall be final upon the Closing for all purposes under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1                                             Representations and Warranties of the Company.  Except as set forth on Schedule 3.1 of the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent, Merger Sub and NewCo on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent, Merger Sub and NewCo, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company or other organization type in a foreign jurisdiction (as applicable) duly incorporated or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the applicable Laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not result in a Company Material Adverse Effect.  The Company has heretofore made available to Parent true, correct and complete copies of its certificate of incorporation (the “Company Certificate”) and By-laws (the “Company By-Laws”), as well as the similar Organizational Documents of each material Subsidiary of the Company.  The Company Certificate, Company By-Laws the Organizational Document of each material Subsidiary of the Company is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to Parent.  The respective jurisdiction of incorporation or organization of the Company and each of its Subsidiaries is identified on Schedule 3.1(a) of the Company Disclosure Schedule.

(b)                                 Capital Structure.  As of the date hereof: (i) 20,000,000 shares of Class A common stock of the Company, par value $0.01 per share, are authorized and 16,957,849 are issued and outstanding (the “Company Class A Common Stock”); (ii)  3,000,000 shares of Class B common stock of the Company, par value $0.01 per share, are authorized and none are issued and outstanding (the “Company Class B Common Stock”, and collectively with the Company Class A Common Stock, the “Company Common Stock”); (iii) 1,000 shares of preferred stock of the Company, par value $0.01 per share, are authorized and none are issued and outstanding (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Stock”); (iv) options to purchase 55,500 shares of Company Class A Common Stock for $3.30 per share (referred to herein as Company Options), (v) warrants to purchase 2,083,541 shares of Company Class A Common Stock for $0.01 per share (the “Company Series A Warrants”) and (v) warrants to purchase 729,016 shares of Company Class B Common Stock for $0.01 per share (the “Company Series B Warrants” and, collectively with the Company Series A Warrants, the “Company Warrants”).  All outstanding shares of Company Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances.  As of the date hereof, there are no outstanding equity securities of the Company other than as described in the first sentence of this Section 3.1(b) or on Schedule 3.1(b)(ii) of the Company Disclosure Schedule.  Except for the Company Warrants, Company Options and Company SARs, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any shares of Company Stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for shares of Company Stock. Other than set forth in the Company’s stockholder agreement, all outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances,. Except as set forth in this Section 3.1(b), there are no: (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Stock or other voting securities of the Company or any Subsidiary of the Company, (B) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company or (C) options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, calls, rights (including preemptive rights), puts, commitments other agreements obligating either the holders thereof, the Company (including any successor in interest) or any of the Company’s Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or any other voting securities of the Company (including any successor in interest) or any Subsidiary of the Company, or otherwise obligating the Company (including any successor in interest) or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Stock. Schedule 3.1(b)(i) sets forth (A) the name of each Person that is the registered owner of any Company Stock and the number of shares of Company Stock owned by such Person , (B) the name of each holder of a Company Put Option, the maximum number of shares of Company Stock that are issuable pursuant to such Company Put Option and the exercise price of such Company Put Option and (C) the maximum number of shares of Company Stock that are issuable pursuant to Company Warrants and the exercise price of such Company Warrant.

Schedule 3.1(b)(ii) of the Company Disclosure Schedule sets forth as of the date hereof, each outstanding Company Option and Company SAR, including the name of the holder, the date of grant, the number and class of shares subject to such Company Option or Company SAR, the exercise price per share for Company Options, the base price for Company SARs, vested status, the vesting schedule and the term and expiration date.

(c)                                  Authority; No Violations; Consents and Approvals.

(i)                                     The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate, (B) any provision of the comparable Organizational Documents of any of the Company’s Subsidiaries, (C) other than the Credit Agreements and the Existing Third Lien Indenture, any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (D) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.1(c) of the Company Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, on the date mailed to shareholders of Parent or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing shall not apply to any projections or forecasts included in the Proxy Statement and with respect to any such projections or forecasts included therein that were provided by the Company, such projections or forecasts have been prepared in good faith based upon accounting principles consistent with the Company’s historical audited financial statements and upon assumptions believed by the Company to be reasonable at the time of the delivery of such projections or forecasts.  Notwithstanding the foregoing, the Company and its Subsidiaries make no representation warranty or covenant with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, its Affiliates or Subsidiaries (other than such information supplied by or on behalf of Company or its Subsidiaries) for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Documents.

(e)                                  Absence of Certain Changes or Events.  Since December 31, 2016, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) a Company Material Adverse Effect; or (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory, and (ii) except as expressly contemplated or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(f)                                   Financial Statements; No Undisclosed Liabilities.

(i)                                     Schedule 3.1(f) contains true, correct and complete copies of the following financial statements (the “Financial Statements”): (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the six (6)-month period then ended (the “Unaudited Financial Statements”); and (B) the audited consolidated balance sheet of the Company and its

Subsidiaries as of the years ended December 31, 2015 and December 31, 2016 and the related consolidated statements of operations, stockholders’ equity and cash flows, together with the notes and schedules thereto (the “Audited Financial Statements”).  The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case, in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied in all material respects, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements or otherwise therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end audit adjustments and the absence of notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries.

(ii)                                  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities on the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2016 (including the notes thereto); (ii) liabilities set forth on the unaudited balance sheet for the six months ended June 30, 2017; (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2016 and (iv) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(g)                                  Compliance with Laws.  The Company and each of its Subsidiaries are, and during the past three (3) years, have been, in compliance with all applicable Laws, Permits and judgments of any Governmental Entity applicable to its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

(h)                                 International Trade Matters.  The Company and each of its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, and agents acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and U.S. anti-boycott Laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees, nor, any agents acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(i)                                     Anti-Corruption Matters.  The Company and each of its Subsidiaries, and their respective officers, directors, and to the Knowledge of the Company, employees and any agents acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws.  Within the past three (3) years, neither the Company nor any of its Subsidiaries, nor their respective officers, directors, or, to the Knowledge of the Company, employees nor any agents acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate in violation of applicable Anti-Corruption Laws, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other in violation of applicable Anti-Corruption Laws, or to any other Person for a prohibited purpose in violation of applicable Anti-Corruption Laws.

(j)                                    Litigation.  Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, there is no, (i) suit, action, order, writ, injunction, charge, complaint, arbitration, labor dispute or similar proceeding (each, an “Action”) pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and no such Action has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties.  Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company and its Subsidiaries, taken as a whole.

(k)                                 Taxes.

(i)                                     All material Tax Returns which have been required to be filed by the Company or any of its Subsidiaries have been timely filed;

(ii)                                  such Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with all applicable Law;

(iii)                               all material Taxes which have been due for payment by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full;

(iv)                              no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity;

(v)                                 no Tax audits or administrative or judicial proceedings with respect to Taxes are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

(vi)                              no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries, other than extensions or waivers which have since expired;

(vii)                           there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

(viii)                        the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix)                              except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, excluding, for the avoidance of doubt, any such agreement that is part of an agreement not primarily related to Taxes (such as a Tax gross-up in a financing agreement or a Tax escalation clause in a real estate lease) (a “Commercial Tax Agreement”);

(x)                                 neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of:

(A)                               any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B)                               an installment sale or open transaction occurring prior to the Closing;

(C)                               other than in the ordinary course of business a prepaid amount received prior to the Closing; or

(D)                               any closing agreement under Section 7121 of the Code, or any similar provision of any applicable Law, entered into prior to Closing;

(xi)                              no equity interests in the Company have been described in Section 897(c) of the Code at any time during the five year period specified in Section 897(c) of the Code;

(xii)                           neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Section 6707A of the Code for a taxable period for which the applicable statute of limitations remains open; and

(xiii)                        neither the Company nor any of its Subsidiaries has any liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) other than in respect of a Tax group of which it is currently a member, or is otherwise liable for the Taxes of a Person other than the Company or any of its Subsidiaries as a transferee or a successor or by contract (other than pursuant to a Commercial Tax Agreement)

(l)                                     Compensation; Benefits.

(i)                                     Set forth on Schedule 3.1(l) of the Company Disclosure Schedule is a list of all Employee Benefit Plans.  “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other employee benefit plan, program, policy, contract, arrangement or agreement, including any pension (in the UK, a “UK Pension Plan”), retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, paid time off, employment, consulting, severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance or health or other welfare plan, program, policy, contract, arrangement or agreement, or other benefit or compensation plan, (A) providing benefits to any present or former director, employee or individual independent contractor of the Company or any of its Subsidiaries, (B) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (C) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation. True, correct and complete copies of each of the following have been furnished or made available to Parent: (i) all Employee Benefit Plans and related trust and/or insurance documents,  including amendments and modifications, (ii) the most recent determination letters from the Internal Revenue Service with respect to each Employee Benefit Plan or similar non-US determination, if applicable, (iii) the most recent report filed on Form 5500 or similar non-US annual report, (iv) summary plan descriptions, summaries of material modifications and annual reports with respect to each Employee Benefit Plan, as applicable, (v) any material communications from a Governmental Entity, and (vi) any corrections made to an Employee Benefit Plan, voluntary or otherwise.

(ii)                                  Each Employee Benefit Plan, including any associated trust or fund but excluding any UK Pension Plan, has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Law, except as would not be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, each UK Pension Plan has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Law in all material respects.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would reasonably be expected to (A) adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter or (B) result in a material Tax, fine, lien, or penalty.

(iii)                               Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans, and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims and there has been no breach of fiduciary duty (as determined under ERISA) or “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

(iv)                              With respect to each Employee Benefit Plan, except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) all contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(v)                                 [Reserved.]

(vi)                              No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries (directly or through and ERISA Affiliate) has at any time with the past six years maintained, sponsored, contributed to or has any current or contingent liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) a “multiemployer plan” as defined in Section 3(37) of ERISA, (C) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Neither the Company nor any of its Subsidiaries has any material current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(vii)                           No Employee Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-termination or post-employment medical, health, life insurance or other welfare benefits to any current or former employee, director, service providers or any other Person, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state Law and for which the covered Person pays the entire premium cost.

(viii)                        With respect to each Employee Benefit Plan maintained outside of the United States (each, a “Foreign Plan”), except as would not be material to the Company and its Subsidiaries, taken as a whole (i) all employer and employee contributions, taxes and expenses due to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) except in respect of any UK Pension Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and nothing has been done or omitted to be done which will or could reasonably be expected to result in it ceasing to be registered.

(ix)                              Except as set forth on Schedule 3.1(l)(ix) of the Company Disclosure Schedule, neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any liability or result in any payment becoming due to any current or former director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any current or former director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or (C) require any contributions or payments to fund any obligations under any Employee Benefit Plans.

(x)                                 Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) each such Employee Benefit Plan is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and (iii) no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.  Neither the Company nor any of its Subsidiaries have any obligation to gross-up or indemnify any individual with respect to any tax imposed under Sections 4999 or 409A of the Code.

(m)                             UK Pension Plans.

(i)                                     Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule:

(A)                               no notifiable event has been reported to the Pensions Regulator by any Subsidiary of the Company organized under the laws of the United Kingdom (a “UK Subsidiary” under section 69 of the Pensions Act 2004 and no breach of the law has been reported to or in respect of any UK Subsidiary under section 70 of the Pensions Act 2004 and to the Company’s Knowledge there are no facts or circumstances that could reasonably be expected to give rise to such a notification;

(B)                               no contribution notice or financial support direction has been issued by the Pensions Regulator under section 38 or 43 of the Pensions Act 2004 respectively against any UK Subsidiary and there are no facts or circumstances that could reasonably be expected to give rise to such notice or direction;

(C)                               there has been no unlawful discrimination on the grounds of sex, age, disability, hours of work, permanency of employment, sexual orientation, race, religion or belief in relation to access to or the provision of benefits under the UK Pension Plans;

(D)                               no debt has been triggered or has become due in relation to any UK Subsidiary pursuant to section 75 or 75A of the Pensions Act 1995 and no UK Subsidiary has entered into, consented to, or acted or agreed to act as guarantor under any withdrawal or apportionment arrangement under the Occupational Pension Scheme (Employer Debt) Regulations 2005, or provided any guarantee in relation to liabilities under any registered pension plan;

(E)                                each UK Pension Plan is a registered pension scheme under Chapter 2 of Part 4 of the Finance Act 2004; and

(F)                                 neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will increase or vary the obligations of the UK Subsidiaries under a UK Pension Plan.

(n)                                 Labor Matters.

(i)                                     Except as set forth on Schedule 3.1(n)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor agreement, memorandum of understanding, collective bargaining agreement, collective bargaining relationship or any other agreement with any trade union, works council or other labor organization, and, as of the date of this Agreement, there is no pending union representation petition or request for the recognition of establishment of any other employee representative body (including any works council) in each case involving employees of the Company or any of its Subsidiaries.  To the Company’s Knowledge, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

(ii)                                  There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened before any Governmental Entity, except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as whole.

(iii)                               There is no strike, material slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past three (3) years.

(iv)                              With respect to the transactions contemplated by this Agreement, any collective bargaining or other information/consultation obligations by the Company or any of its Subsidiaries required under any Law or collectively bargaining agreement has been or will be initiated and completed prior to Closing.

(v)                                 Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws.  The Company has provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the ninety (90) day period preceding the date hereof.

(vi)                              The Company, except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) is and at all times has been in compliance in all respects with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, in respect of employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), plant closing notification, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(o)                                 Intellectual Property.

(i)                                     Schedule 3.1(o)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property owned by the Company and its Subsidiaries, and a list of the owner of record for each such item, the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, the registration or application date, in each case, as applicable.  The Company and its Subsidiaries own or have the valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted and as proposed to be conducted (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances (provided that the foregoing shall not be deemed to constitute a representation concerning the matters addressed in clause (ii) below) The Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and in full force and effect and, to the Knowledge of the Company, valid and enforceable. The Company Intellectual Property includes all of the material Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business in the manner in which such business is currently being conducted (provided that the foregoing shall not be deemed to constitute a representation concerning the matters addressed in clause (ii) below).

(ii)                                  The use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the businesses of each of the Company and its Subsidiaries does not conflict with, infringe upon, violate, interfere with or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any intellectual property right of any other Person, except as would not be material to the Company and its Subsidiaries taken as a whole.

(iii)                               To the Knowledge of the Company, no Person is infringing upon, violating, interfering with or otherwise misappropriating, or has in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any Company Intellectual Property in any material respect.

(iv)                              Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company or its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with their businesses (the “Company IT Systems”).  The Company IT Systems are adequate for, and operate and perform in all material respects as currently used in connection with, the operation of the businesses of the Company and its Subsidiaries as currently conducted, without material disruptions on the functionality of the Company IT Systems, or enabling or assisting any Person to access the Company IT Systems without authorization.  The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, including Personal Information and payment card information) against any unauthorized use, access, interruption, modification or corruption.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have suffered any actual or alleged material unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company IT Systems or the information and data stored therein or transmitted thereby in the past three (3) years.

(v)                                 Except as would not be material to the Company and its Subsidiaries, taken as a whole, and, to the Knowledge of the Company, any third parties acting on their behalf have for the past three (3) years and are currently in compliance with all published and internal privacy policies and privacy notices related to information collected by or on behalf of the Company, Privacy Laws and all of their respective contractual commitments with respect to Personal Information collected by or on behalf of the Company. The Company and its Subsidiaries have posted such privacy notices on their respective websites in a manner readily available to individuals whose data is being collected, used, or processed by or on behalf of the Company.  Each of the Company, its Subsidiaries and to the Knowledge of the Company, any third parties acting on their behalf has used commercially reasonable efforts to ensure that Personal Information is protected against material loss, damage and unauthorized access, use, modification or other misuse.  The Company, its Subsidiaries, and, to the Knowledge of the Company, any third parties acting on their behalf, have not received written notice of, and have no Knowledge of, any material violation of any Privacy Laws or privacy policies through the date hereof and no Person (including any Governmental Entity) has made any claim or commenced any legal proceeding with respect thereto and there is no reasonable basis for any such claim or legal proceeding.  To the Knowledge of the Company, there have been no material data breaches or incidents involving any Personal Information, and to the Knowledge of the Company, none of the Company or its Subsidiaries nor any other Person has lost or damaged or made any illegal or unauthorized use, modification, or other misuse or disclosure of Personal Information that was collected and stored by or on behalf of the Company or its Subsidiaries.

(vi)                              The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company and its Subsidiaries, which measures are reasonable in the industry in which their businesses operate. To the Knowledge of the Company, no Trade Secret material to the Company’s business as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the material Trade Secrets.

(vii)                           The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their past and present employees, consultants and independent contractors, in each case, who develop Intellectual Property for the Company and its Subsidiaries, pursuant to which each such Person (A) has presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all material Intellectual Property created or developed for the Company and its Subsidiaries in the course of their employment or engagement and (B) has agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable.  To the Knowledge of the Company, no party is in material default or breach of any such agreements.

(viii)                        Except as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, no open source software or freeware has been incorporated into or used in the development of any Software owned (or purported to be owned) by the Company or its Subsidiaries in a manner that subjects any source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries to any requirement, condition or obligation to publicly disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) such source code or related materials.  None of the source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries is in escrow or under any obligation to be deposited in escrow.

(p)                                 Properties.

(i)                                     Set forth on Schedule 3.1(p) of the Company Disclosure Schedule is a true, correct and complete list of all real property and interests in real property (x) owned by the Company or its Subsidiaries (“Owned Real Property”) and (y) leased, subleased, or occupied by the Company or its Subsidiaries (“Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”).  The Company or its Subsidiaries, as applicable, have good and marketable title to all of the Owned Real Property that it or they own except where the failure of which would not, individually or in the aggregate, have a material adverse effect on the Company’s or its Subsidiaries’ ability to use and occupy the relevant individual property.  The Company or its Subsidiaries, as applicable, have a valid and enforceable leasehold interest in all Leased Real Property that it or they lease except where the failure of which would not, individually or in the aggregate, have a material adverse effect on the Company’s or its Subsidiaries’ ability to use and occupy the relevant individual property.  The Company’s or Subsidiaries’ possession of the Leased Real Property under the Leases has not been disturbed and, to the Knowledge of the Company, there are no material disputes under any of the Leases.  All such Real Property is free and clear of all Encumbrances, except for (A) statutory liens for current Taxes not yet due and payable, (B) defects, exceptions, restrictions, easements, rights of way and non-monetary encumbrances that do not, individually or in the aggregate, materially detract from the value or impair the occupancy or use of such Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company or its Subsidiaries, (C) statutory or other inchoate liens securing liabilities incurred in the ordinary course of business consistent with past practice for amounts not yet delinquent (x) that are not material to the business, operations and financial condition of the Real Property so encumbered and (y) that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any contract or Law, (D) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that, to the Knowledge of the Company, such regulations have not been violated by the current or contemplated use or occupancy of such Real Property and (E) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business consistent with past practice (items (A) through (E) collectively, “Permitted Encumbrances”).  The Real Property comprises all of the real property used, intended to be used or proposed to be used in connection with the business of the Company and its Subsidiaries as the business is currently conducted, and such Real Property, including all buildings, building systems and equipment, that are located on the Owned Real Property are in good operating condition and repair (subject to ordinary wear and tear, casualty and condemnation).  Except as set forth on Schedule 3.1(p) of the Company Disclosure Schedule, (i) neither the Company nor its Subsidiaries have leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(ii)                                  To the Knowledge of the Company, no part of any Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Real Property in any material respect. No Governmental Entity having jurisdiction over any Real Property has issued or, to the Knowledge of the Company, threatened to issue any notice or order that materially adversely affects the use of operation of any Real Property, or requires the payment or deduction of any money, fee, exaction or property.

(iii)                               To the Knowledge of the Company, each of the Leases is in full force and effect. Neither the Company nor any Subsidiary is in material default under any Lease, and to the Knowledge of the Company, no event has occurred which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default.  Neither the Company nor any Subsidiary has received or given any notice of any material default, and to the Knowledge of the Company no event that with notice or lapse of time or both, would constitute a material default by the Company or any Subsidiary under any of the Leases and, to the Knowledge of the Company, no other party is in material default thereof and no circumstance exists, which if not remedied and with or without notice or the passing of time or both, would result in a material default, and no party to any Lease has exercised any termination rights with respect.

(iv)                              There does not exist any condemnation or eminent domain proceedings that affect any Owned Real Property or any part thereof, and none of the Company or any Subsidiary has received any notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(v)                                 Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries, as applicable,

own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own.

(q)                                 Environmental Matters.

(i)                                     Except as would, individually or in the aggregate, not be expected to be material to the Company and its Subsidiaries, taken as a whole:

(A)                               The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws (“Environmental Permits”);

(B)                               Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Company’s Knowledge, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws;

(C)                               No conditions currently exist with respect to the Real Property, or any property currently or, to the Knowledge of the Company or its Subsidiaries, formerly owned, leased or operated by the Company or its Subsidiaries, or any property to which the Company or Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

(D)                               Neither the Company nor its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

(ii)                                  No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii)                               To the Knowledge of the Company, the Company and the Subsidiaries have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

(r)                                    Insurance.  Set forth on Schedule 3.1(r) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by the Company and each of its Subsidiaries (the “Policies”).  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Policies is in full force and effect and will remain in full force and effect immediately following Closing.  The Policies are legal, binding and sufficient for material compliance with all applicable Laws and all Material Contracts to which the Company or one of its Subsidiaries is a party.  There are no pending material claims where coverage has been denied, rejected or disputed by any insurer within the past (3) years.

(s)                                   Affiliate Transactions.  Schedule 3.1(s) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Related Party Agreement. A “Related Party Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and (A) any officer, director, shareholder, equityholder, member, manager, partner, sponsor or Affiliate of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, any immediate family member of any of the foregoing, or (C) to the Knowledge of the Company, any Affiliate of the foregoing (clauses (A) through (C) collectively, the “Related Parties”). None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any amount to the other and none of the Related Parties own any property or right (tangible or intangible) that is used by the Company and its Subsidiaries.

(t)                                    Brokers.  Except as set forth on Schedule 3.1(t), no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u)                                 Material Contracts.  Schedule 3.1(u) of the Company Disclosure Schedule sets forth a true, correct and complete list of (collectively, the “Material Contracts”):

(i)                                     each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

(ii)                                  any Contract that purports to limit the right of the Company or its Subsidiaries to (A) engage or compete in any line of business or (B) compete with any Person or operate in any location, in the case of each of (A) and (B),  that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees;

(iii)                               any material Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries;

(iv)                              any customer or supply Contract with a remaining duration of one (1) or more years that involves required payments by or to the Company or any of its Subsidiaries of more than $5.0 million;

(v)                                 any Contract which contemplates consideration in excess of $5.0 million with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets which has continuing material benefits or obligations of or to the Company;

(vi)                              any Contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $1.0 million that remains unpaid as of the date hereof;

(vii)                           any Contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $5.0 million or outstanding Indebtedness of more than $5.0 million;

(viii)                        any Contract entered into (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, rights or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations or (B) outside the ordinary course of business for aggregate consideration under any such Contract in excess of $5.0 million;

(ix)                              any Contract (A) with a Governmental Entity or (B) that is a Lease with an outstanding payment obligation in excess of $5.0 million over the term of such Lease;

(x)                                 any Contract that is a limited liability company agreement, or that is related to the formation, governance or operation of any joint venture, partnership or other similar agreement or arrangement, other than any such Contract solely between or among any of the Company and its Subsidiaries;

(xi)                              any material IP Agreement pursuant to which the Company or any of its Subsidiaries grants to any Person, or is granted, any license or other rights with respect to material Intellectual Property, in each case that is material to the Company and its Subsidiaries, taken as a whole (but excluding non-exclusive licenses granted by the Company, or any licenses incidental to products and services purchased, in the ordinary course of business and licenses for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries);

(xii)                           any material Contract that is a currency or interest hedging arrangement;

(xiii)                        any material Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person;

(xiv)                       any Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty;

(xv)                          all employment Contracts which (A) provide for annual base compensation in excess of $200,000, or (B) otherwise restrict the Company or any of its Subsidiaries’ ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or no reason without liability in excess of $500,000; and

(xvi)                       any collective bargaining agreement or other Contract with any trade union, works council, or labor organization.

Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Company as of the date hereof, is any other party to any such Material Contract in breach or default thereunder.  Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any written claim or written notice of a current material breach of or a current material default under any such Material Contract or any written notice of intent to cancel or terminate any Material Contract, and, (B) to the Knowledge of the Company no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

(v)                                 Healthcare Regulatory Matters.

(i)                                     To the extent applicable, the Company and its Subsidiaries have conducted and are conducting the respective businesses in compliance with the Federal Food, Drug and Cosmetic Act, the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Controlled Substances Act, and all guidance and regulations issued by the U.S. Food and Drug Administration (“FDA”), the Animal Welfare Act, 7 U.S. Code § 2131 et seq. and the regulations issued by the US Department of Agriculture, the U.S. Drug Enforcement Administration (“DEA”), or any other Governmental Entity, the International Conference on Harmonization Consolidated Guidance on Good Clinical Practice E6 and Good Distribution Practices, to the extent applicable, and all applicable directives and regulations introduced by the European Commission (including, without limitation, and where applicable, Reg. 726/2004, Dir. 2001/83/EC, Dir. 2001/82/EC, Dir. 2003/94/EC, Dir.2004/9/EC, Dir.2001/20/EC, Dir.2005/28 EC and Dir.2010/63/EC), together with all applicable national legislation of the European Union Member States and applicable foreign, federal, state and local Laws in all places where the Company or its Subsidiaries conduct business (with respect to the activities conducted by the Company or its Subsidiaries in such place), except where failures to comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received since January 1, 2012 any (i) written notice of any material investigation by any Governmental Entity of the Company or any of its Subsidiaries; (ii) materially adverse inspection report; (iii) FDA Form 483, Warning Letter, or untitled letter, (iv) Notice of Initiation of Disqualification Proceedings and Opportunity to Explain; or (v) any other materially adverse inspection report or finding except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ii)                                  The Company and its Subsidiaries possess all Permits required for the operation of their business other than those the failure of which to possess would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are and have been in compliance with such Permits in all material respects.  There is no Action pending or, to the Knowledge of the Company, threatened against, and, to the Knowledge of the Company, there is no investigation by or before any Governmental Entity pending against, the Company or any of its Subsidiaries seeking to revoke, suspend, or otherwise limit any such Permit which, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Before engaging in any non-exempt human subjects research in the United States, the Company and its Subsidiaries have confirmed that such non-exempt human subjects research has been submitted for review and approval by an institutional review board, with non-exempt human subjects research defined pursuant to the Common Rule and any guidance regarding the Common Rule issued by the Office of Human Subject Research Protections (“OHRP”) of the U.S. Department of Health and Human Services (“HHS”), except such failures to comply as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(iii)                               Since January 1, 2015, none of the Company, its Subsidiaries, or, to the Knowledge of the Company, any employees or other Representatives acting on behalf of the Company or any of its Subsidiaries have (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76, 2 C.F.R. Parts 180 or 376 or any equivalent provisions in any other applicable jurisdiction; (ii) received notice of or been subject, formally or informally, to any other enforcement action involving the FDA, OHRP, the U.S. Drug Enforcement Administration, the Office for Civil Rights of HHS, any state board of pharmacy, or the European Medicines Agency, including any suspension, consent decree, individual integrity agreement, corporate integrity agreement, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, monitoring agreement, order or target or no-target letter; or (iii) received written notice of or been subject, formally or informally, to any suspension or termination of any research study by an institutional review board for actual or alleged failure to comply with institutional review board policies, guidelines, or terms of approval, and none of the foregoing are pending or, to the Knowledge of the Company, threatened, except for such matters as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(iv)                              Since January 1, 2015, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have (directly or indirectly) submitted any bills or requests for payment for the provision of healthcare services or products (either for the benefit of the Company or its Subsidiaries or on behalf of a customer) under Title XVIII of the Social Security Act, as amended, and Title XIX of the Social Security Act, as amended or to any commercial insurers or other third party payors, except for any matters as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(v)                                 Since January 1, 2015, all material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to the FDA, DEA, or any comparable foreign Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished, except where the failure to file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2015, all material applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Company or its Subsidiaries or its business, when submitted by the Company or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity were true, complete and correct in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted by the Company or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity, except where the failure to so file, maintain, submit or furnish would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(vi)                              Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of its agents or subcontractors with respect to the business (i) has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Entity under 21 U.S.C. § 335a or any similar Law or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Entity, and there are no proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Entity. Since January 1, 2015, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, nor any of its agents or subcontractors with respect to the business has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Entity to invoke any similar policy.

(vii)                           The Company and its Subsidiaries are and have been in compliance with, and since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice of failure to comply with, any applicable Laws relating to patient data or protected health information , including without limitation HIPAA, or any contractual obligations related to, or any publicly disclosed Company policies and procedures regarding, data privacy, protection, and security, except, in each case, where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has been subject to any Actions or any filed complaint by any Person regarding any actual or alleged non-compliance with HIPAA or similar Laws, and no such Action or complaint is pending or since January 1, 2012 has been threatened in writing, except any Actions as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.  Except as disclosed on Schedule 3.1(v), there has been no material unauthorized, or materially impermissible or reportable disclosure or breach of protected health information.

(w)                               Accredited Investors.  No more than an aggregate of thirty-five (35) of the holders of Company Common Stock are not “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

SECTION 3.2                                             Representations and Warranties of Parent, Merger Sub and NewCo.  Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, Merger Sub and NewCo to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent, Merger Sub and NewCo jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  Each of Merger Sub and NewCo is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, and Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and as of immediately prior to the Closing, will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent, Merger Sub and NewCo has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub and NewCo each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to the Company.

(b)                                 Capital Structure.

(i)                                     As of the date hereof: (A) 1,000,000 preference shares, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (B) 200,000,000 Class A ordinary shares of Parent, par value $0.0001 per share (“Class A Shares”), are authorized and 31,000,000 are issued and outstanding; (C) 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”, and together with the Class A Shares, the “Parent Ordinary Shares” and, collectively with the Parent Preferred Stock, the “Parent Stock”) are authorized and 7,750,00 are issued and outstanding; (D) 16,400,000 warrants to purchase one-half of one Class A Share (the “Private Placement Warrants” are outstanding and (E) 31,000,000 warrants to purchase one-half of one Class A Share (the “Public Warrants”, collectively with the Private Placement Warrants, the “Warrants”) are outstanding.  All outstanding Class A Shares, Class B Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.  All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances. Except for the Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any shares of Parent Stock or other equity interests in the Parent or securities convertible into or exchangeable or exercisable for shares of Parent Stock.  Except as set forth in this Section 3.1(b), there are no: (A) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Stock or other voting securities of Parent or any Subsidiary of Parent, or (B) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other voting securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Parent Stock.

(ii)                                  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub common stock.  As of the date hereof, 100 shares of Merger Sub common stock are issued and outstanding and are held by Parent.  All outstanding shares of Merger Sub common stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(iii)                               As of the date hereof, all outstanding limited liability company interest in NewCo have been duly authorized, validly issued and are held by Parent.

(iv)                              Subject to approval of the Transaction Proposals, the Parent Common Stock, when delivered in accordance with Article II, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

(c)                                  Authority; No Violations, Consents and Approvals.

(i)                                     Each of Parent, Merger Sub and NewCo has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Parent, Merger Sub and NewCo and the consummation by Parent, Merger Sub and NewCo of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Merger Sub and NewCo, other than with respect to Parent the receipt of the Parent Shareholder Approval.  This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by each of Parent, Merger Sub and NewCo, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent, Merger Sub and NewCo, enforceable in accordance with its terms, subject as to enforceability, to the Bankruptcy Exception.

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent, Merger Sub or NewCo or any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)                               No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub and NewCo or the consummation by Parent, Merger Sub and NewCo of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings with the Registrar of Companies of the Cayman Islands and the Secretary of State of the State of Delaware as may be required in respect of the Domestication; (D) the filing of the First Certificate of Merger and the Second Certificate of Merger; (E) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other applicable Laws set forth on Schedule 3.2(c) of the Parent Disclosure Schedule; and (F) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The affirmative vote (in person or by proxy) of the holders of a majority or at least a two-thirds majority (as applicable) of the issued and outstanding Parent Ordinary Shares entitled to vote and actually cast thereon in favor of the Transaction Proposals (the “Parent Shareholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the transactions contemplated by this Agreement. The Parent Board (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable law and as required by Parent’s Organizational Documents, and approved this Agreement and the transactions contemplated hereby, and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its shareholders, and has determined to recommend that holders of Parent Ordinary Shares vote in favor of each Transaction Proposal.

(d)                                 SEC Documents.

(i)                                     Parent has made available to the Company a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxies, registration statement and other documents filed by Parent with the SEC since its initial registration of the Parent Ordinary Shares (the “Parent SEC Documents”) and prior to the date of this Agreement.  Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception.  Parent has made available (including via the EDGAR system) to the Company all material correspondence between the SEC, on the one hand, and the

Company or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Ordinary Shares.  As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents.  As of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) to the Knowledge of Parent, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(ii)                                  The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(iii)                               There are no liabilities of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, as applicable, other than: (i) liabilities adequately provided for on the unaudited consolidated balance sheet of Parent for the quarter ended June 30, 2017, (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 2017; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of Parent and its Subsidiaries, taken as a whole.

(iv)                              Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq.  Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of

2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(e)                                  Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Parent or at the time of the meeting of such shareholders relating thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f)                                   Absence of Certain Changes or Events.  Since December 31, 2016, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent; (b) a Parent Material Adverse Effect; or (c) any material change in Parent’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory, and (ii) except as expressly contemplated or permitted by this Agreement, the business of Parent has been conducted in all material respects in the ordinary course of business consistent with past practice.

(g)                                  No Default.  Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Articles of Association or the comparable charter or organizational documents of any of Parent’s Subsidiaries or (ii) any Law applicable to Parent or any of its Subsidiaries, except, in each case, for defaults or violations which would not be materially adverse to Parent.

(h)                                 Compliance with Applicable Laws.  Since the date of its incorporation or formation, as applicable, Parent and its Subsidiaries have not been in violation of any applicable Law, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)                                     Litigation.  As of the date hereof, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Parent or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of its or their assets or properties.  Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

(j)                                    Listing.  The issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.  There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq and Parent is and as of the First Merger Effective Time will be in compliance with all Nasdaq continued listing requirements.  Except as otherwise set forth in this Agreement, Parent has taken no action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(k)                                 Trust Account.

(i)                                     As of August 18, 2017, Parent had $ 311,207,832 in the Trust Account (the “Trust Amount”) and held in trust by the Trustee pursuant to the Trust Agreement for the benefit of its public stockholders.

(ii)                                  The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to Bankruptcy Exception. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect, or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Ordinary Shares sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Ordinary Shares pursuant to Parent’s organizational documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Ordinary Shares in accordance with the provisions of Parent’s organizational documents. There are no Actions pending or, to Parent’s Knowledge, threatened with respect to the Trust Account.

(l)                                     No Business Conduct.  Each of Merger Sub and NewCo was formed on August 17, 2017.  Since its respective inception, neither Merger Sub nor NewCo has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby.  Neither Merger Sub nor NewCo has operations, has generated any revenues or has any assets or liabilities other than those acquired or incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.  NewCo presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes Merger Sub presently is, and has been since the date of its formation, a direct, wholly-owned subsidiary of Parent

(m)                             Affiliate Transactions. Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its Subsidiaries.

(n)                                 Parent Material Contracts.  Section 3.2(t) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Material Contracts (other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2016).

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE TRANSACTION

SECTION 4.1                                             Conduct of Business by the Company and its Subsidiaries Pending the Transaction.  The Company covenants and agrees that, from the date hereof and prior to the Closing, except as set forth on Schedule 4.1 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 Ordinary Course.  Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use commercially reasonable efforts to preserve intact its present business organization, keep available services of its officers and Key Employees, and preserve its relationships with its material customers and suppliers.

(b)                                 Distributions; Changes in Stock.  Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company,  (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company; (iii) grant,  issue sell or otherwise dispose, or authorize to issue sell,  or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in the Company or any Subsidiary of the Company or (iv) declare, set aside or pay any dividend or make any other distribution.

(c)                                  Governing Documents.  The Company shall not amend or propose to amend the Company Certificate and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or Organizational Documents.

(d)                                 No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies  in the ordinary course of business consistent with past practice, (B) other assets in the ordinary course of business, consistent with past practice, in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate or (iv) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $3.0 million in the aggregate.

(e)                                  No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule.

(f)                                   No Dissolution.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up.

(g)                                  Accounting.  The Company shall not, and shall not permit any of its Subsidiaries to (i) change in any material respect their material accounting methods or policies, except as required by GAAP or (ii) make any material change to any of the cash management practices of the Company or any of its Subsidiaries, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable.

(h)                                 Tax Matters.  The Company shall not (i) except in the ordinary course of business, make or rescind any material express or deemed election or change any annual accounting period or material method of accounting relating to Taxes (including any such election, period or method for any controlled joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) amend any material Tax Return or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(i)                                     Related Party Agreements.  The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any Related Party Agreement (including the Management Agreement, dated as of November 24, 2009, between Life Sciences Research, Inc. and LAB Holdings LLC, as amended by Amendment No. 1 thereto, dated as of August 4, 2016) other than the terminations provided for in Section 5.19.

(j)                                    Compensation and Benefits.  The Company shall not, and shall not permit its Subsidiaries to (i) increase the compensation of any current or former employee, director or individual independent contractor of the Company, except for increases consistent with past practice or required by an Employee Benefit Plans in effect on the date hereof or applicable Law, (ii) merge, terminate or amend any Employee Benefit Plan, or establish or adopt any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires to fill non-executive vacancies occurring following the date hereof, (iv) except in the ordinary course of business and consistent with past practice, loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries,  other than an advance to any employee or consultant in the ordinary course of business in connection with reasonable, out-of-pocket expenses related to their employment or service and in accordance with Company policy in effect on the date of this Agreement, (v) grant any severance, except in the ordinary course of business, in connection with new hires,  or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan.

(k)                                 Indebtedness; Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to: (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, (iii) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company or any of its Subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $1,000,000 individually or $10,000,000 in the aggregate.

(l)                                     No Modifications. The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any lease of real property or modify, amend or terminate any Lease, except in the ordinary course of business consistent with past practice or (ii) amend in any adverse respect or terminate or extend any Company Material Contract except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice.

(m)                             Litigation.  The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $250,000 and (ii) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(n)                                 Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

(o)                                 Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Closing. In addition, notwithstanding the foregoing, nothing in this Section 4.1 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice.

SECTION 4.2                                             Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, prior to the Closing, except as set forth on Schedule 4.2 of the Parent Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 Ordinary Course.  Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course consistent with past practice.

(b)                                 Distributions; Changes in Stock.  Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent; or (iii) other than required by any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of Parent.

(c)                                  Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

(d)                                 Governing Documents.  Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e)                                  No Acquisitions.  Except as contemplated hereby, Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

(f)                                   Trust Account.  Parent shall not amend the Trust Agreement or any other agreement related to the Trust Account.

(g)                                  No Dissolution.  Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(h)                                 Accounting.  Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i)                                     Related Party Agreements.  Parent shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(j)                                    Indebtedness.  Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

(k)                                 Agreements.  Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

SECTION 4.3                                             No Solicitation.

(a)                                 From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than Parent, its Subsidiaries and their Representatives), concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3.  The Company shall, and shall cause its Affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction.  If the Company, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) (A) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide Parent a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits the Company from considering such inquiry or proposal.  Without limiting the foregoing, parties agree that any violation of the restrictions set forth in this Section 4.3(a) by any of the Company, its Subsidiaries, Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b)                                 From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Affiliates not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than Parent, its Subsidiaries and their Representatives), concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal.  Parent shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal.  If Parent, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such inquiry or proposal) (A) advise the Company orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Company a copy of such inquiry or proposal, if in writing.  Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(b) by any of Parent or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 4.3(b) by Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1                                             Preparation of Proxy Statement.

(a)                                 As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote in favor of the Transaction Proposals. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations hereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Parent, within five (5) Business Days of (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(b)                                 Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.  Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) the issuance of any stop order by the SEC, (vi) any request by the SEC for amendment of the Proxy Statement, (vii) any comments from the SEC relating to the Proxy Statement and responses thereto or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts

(c)                                  If at any time prior to the Parent Shareholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its shareholders an amendment or supplement to the Proxy Statement containing such information.

(d)                                 Parent shall make all necessary filings with respect to the Transaction Proposals under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(e)                                  The Company agrees to promptly provide Parent with all information concerning the Company and the management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Parent for inclusion in the Proxy Statement.

SECTION 5.2                                             Access to Information.

(a)                                 From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the “Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents (except that Parent will conduct no physically invasive sampling or testing, including without limitation soil or groundwater sampling), and the Company shall furnish reasonably promptly, to the extent reasonably requested by or on behalf of Parent (including in connection with the preparation of the Proxy Statement), information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel; provided, however, that such access (A) shall be conducted at Parent’s expense, during normal business hours and under the supervision of Company personnel, (B) shall be done in a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (C) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that (i) such information is subject to an attorney/client or attorney work product privilege, (ii) such access or the furnishing of such information is prohibited by applicable Law or (iii) the Company is required to keep confidential or to prevent access to by reason of any Contract with a third party; and further provided, that, in each case, if such information cannot be disclosed pursuant to the foregoing clauses, such the Company and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) to Parent without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege.

(b)                                 Notwithstanding anything contained herein, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not be permitted to contact any of the Company or its Subsidiaries’ vendors, employees, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of the Company or any of its Subsidiaries without receiving prior written consent from the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Following the Closing, Parent shall, and shall cause its Subsidiaries to, (i) preserve and keep the Tax and accounting records of the Company and its Subsidiaries for a period of six (6) years from the Closing Date and (ii) make such records available to the Seller Group to the extent reasonably requested thereby.

(d)           The Confidentiality Agreement, dated as of October 21, 2016, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the equity financing relating to the transactions contemplated by this Agreement, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the equity financing sources, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, however, that Parent provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

SECTION 5.3               Parent Shareholders’ Meeting; Company Stockholders.

(a)           Parent shall: (a) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a general meeting of its shareholders (the “Parent Shareholders Meeting”) to seek (i) adoption and approval of this Agreement and the transactions contemplated hereby by the holders of Parent Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of Parent Ordinary Shares in accordance herewith, (ii) approval of the Domestication, (iii) amendment and restatement of the Parent Organizational Documents, in substantially the forms attached as Exhibits D and E to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the Proxy Statement is mailed to the Parent’s shareholders), and (iv) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals, together, the “Transaction Proposals”), which Parent Shareholders Meeting will be held as promptly as reasonably practicable following the approval for distribution of the Proxy Statement by the SEC (and conditioned upon such approval), and in no event more than 30 days after the date on which Parent mails the Proxy Statement to its shareholders (unless otherwise agreed by Parent and the Company, such consent not to be unreasonably withheld); and (b) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Parent Shareholders Meeting.  Parent shall, through the Parent Board, include a statement in the Proxy Statement to the effect that the Parent Board recommends that the Parent shareholders vote in favor of the Transaction Proposals (the “Parent Board Recommendation”).  The Parent Board (including any committee or subgroup thereof) shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation (a “Change in Recommendation”);  provided, however, that the Parent Board may make a Change in Recommendation if it determines in good faith, after written advice from its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Parent Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholder Meeting (x) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s shareholders or, if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient Parent

Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (y) by no more than five Business Days in order to solicit additional proxies from shareholders of Parent in favor of the adoption of each of the Transaction Proposals, provided, that in the event of a postponement or adjournment pursuant to clause (x) above, the Parent Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Shareholders Meeting be reconvened on a date that is later than five Business Days prior to the Termination Date.

(b)           Promptly following the date of the Company Stockholder Approval, the Company shall deliver (A) in accordance with Section 228(e) of the DGCL, a notice of written consent to the holders of Company Common Stock who did not execute written consents constituting the approval of the adoption of this Agreement as required by the DGCL for the purpose of informing them of the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger, and (B) in accordance with Section 262(d)(2) of the DGCL, a notice regarding appraisal rights to all holders of Company Common Stock regarding the availability of appraisal rights.

(c)           As promptly as practicable after the date on which Parent mails the Proxy Statement to its shareholders, the Company shall jointly deliver the Proxy Statement to all holders of Company Common Stock who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

(d)           As promptly as reasonably practicable after the date hereof, Parent shall provide and the Company shall distribute to each holder of Company Common Stock an investor questionnaire in form and substance reasonably satisfactory to the Company regarding whether such holder of Company Common Stock is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.  The Company shall use commercially reasonable efforts to cause each holder of Company Common Stock to return the investor questionnaires by the twentieth Business Day following the date hereof.  For the avoidance of doubt, obtaining such investor questionnaires from each holder of Company Common Stock shall not be a condition to the Closing.

SECTION 5.4               Antitrust Approvals and Other Approvals; Efforts.

(a)           Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously pursue, and shall cooperate fully with each other in the pursuit of, such matters.

(b)           As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days (or such other date agreed to by Parent and the Company) following the date of this Agreement, the parties shall make all pre-merger notification filings required under the HSR Act; and the parties shall make all other pre-

merger notification filings required under the Premerger Notification Rules as promptly as practicable following the execution of this Agreement. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules.  Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under any Premerger Notification Rules (“Antitrust Approvals”).  Parent and the Company shall each use its reasonable best efforts to respond to and comply, as advisable, with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”) or Premerger Notification Rules, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”) or other Governmental Entity.  Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority or other Governmental Entity.  Parent, in consultation with the Company, shall be entitled to direct any proceedings or negotiations with any Antitrust Authority, any Governmental Entity or other Person relating to any of the foregoing.  Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Company to participate in any material meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approvals.  Parent shall pay all filing fees associated with any filing under the HSR Act and any other required Premerger Notification Rules.

(c)           Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by each of the parties hereto in their reasonable discretion, to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement.

(d)           Parent shall not, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under any Premerger Notification Rules with respect to this Agreement.

SECTION 5.5               Indemnification; Directors’ and Officers’ Insurance.

(a)           Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the First Merger Effective Time, Parent shall and shall cause the Surviving Corporation, and from and after the Second Merger Effective Time the Surviving NewCo, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the First Merger Effective Time, subject to the terms hereof, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses, and including the advancement of such expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the First Merger Effective Time and whether asserted or claimed prior to, at or after the First Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Laws.  Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation or the Surviving NewCo, as applicable, (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent and the Surviving Corporation or the Surviving NewCo, as applicable, any undertaking required by applicable Law.

(b)           Parent, the Surviving Corporation and the Surviving NewCo shall not amend, repeal or otherwise modify the Organizational Documents of the Surviving Corporation or the Surviving NewCo or any of its Subsidiaries in any manner that would affect adversely the rights thereunder with respect to periods prior to the First Merger Effective Time of individuals who at and at any time prior to the First Merger Effective Time were directors or officers of the Company or any of its Subsidiaries, except to the extent required by Law.  Parent shall, and shall cause the Surviving Corporation or the Surviving NewCo to, fulfill and honor any indemnification agreements, or exculpation, indemnification and advancement of expenses provisions of any employment agreement, in each case, between the Company, on the one hand, and any of their respective directors, officers or employees existing as of the date hereof, on the other hand, solely to the extent such indemnification agreements have been provided or made available to Parent prior to the date hereof.

(c)           Parent agrees that the Company will cause to be put in place and shall fully prepay immediately prior to the First Merger Effective Time a “tail” insurance policies with a claims period of at least six (6) years from the First Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the First Merger Effective Time; provided, however, that if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then the Company shall purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.  For the avoidance of doubt, any costs or expenses of the tail policy or in connection therewith shall not be a Company Transaction Expense.

(d)           In the event that Parent, the Surviving Corporation, the Surviving NewCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 5.5.  The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification pursuant to this Section 5.5.

SECTION 5.6               Public Announcements.  None of the parties will make any public announcement or issue any public communication regarding this Agreement or the Transaction Proposals or any matter related to the foregoing without the prior written consent of the Company (prior to Closing) or the Seller Group (following Closing) in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company or Seller Group (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (A) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (B) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.6, and (C) announcements and communications to Governmental Entities in connection with filings or Permits relating to the transactions required to be made under this Agreement,.

SECTION 5.7               Investigation; No Other Representations or Warranties.

(a)           Each of the parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon has formed an independent judgment concerning, Parent, the Company and their respective Subsidiaries, and, in each case, their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  In entering into this Agreement, each party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the other party, except as set forth in Section 5.7(b).

(b)           Each of the parties agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties of Parent and its Subsidiaries that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates.  Without limiting the generality of the foregoing, each of Parent, Merger Sub and NewCo agrees that neither the Company nor any of its Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub, NewCo or any of their Affiliates or Representatives with respect to:

(i)            any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives; or

(ii)           any other information, statement or documents heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement.

(c)           Nothing in this Agreement (including this Section 5.7) shall relieve any party hereto of any liability for or limit any Person’s ability to seek any remedy in the event of fraud.  For purposes of this Agreement, “fraud” means intentional fraud involving a knowing and intentional misrepresentation of a fact or concealment of a fact made or concealed with the intent of inducing any other party hereto to enter into this Agreement or the Ancillary Agreements and upon which such other party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

SECTION 5.8               Nasdaq Listing.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall use reasonable best efforts to (x) ensure that Parent remains listed as a public company on, and for the Parent Common Stock to be tradable over, the Nasdaq Capital Market (the “Nasdaq”) and (y) have Parent listed on the Nasdaq as of Closing.

SECTION 5.9               Transaction Litigation.  Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party’s sole cost and expense.  Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 5.10             Section 16 Matters.  Prior to the Closing, Parent shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock and New Parent Warrants by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.11             Termination of Certain Agreements.  At or before the Closing, the Company shall cause the agreements set forth on Schedule 5.11 of the Company Disclosure Schedule to be terminated effective as of the Closing.

SECTION 5.12             Qualification as an Emerging Growth Company.  Each of the Company and Parent shall, at all times from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause the Company or Parent, as applicable, to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

SECTION 5.13             Board of Directors.  The parties hereto shall use commercially reasonable efforts to ensure that the board of directors of Parent at the Closing shall be comprised of seven members, consisting of the individuals set forth on Schedule 5.13.

SECTION 5.14             280G Approval.  To the extent necessary to avoid the application of Code Section 280G, the Company shall (i) use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) (such waived amounts, the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Code Section 280G), and (ii) following the execution of the waivers described in clause (i), solicit approval by the stockholders of the Company of the Waived 280G Benefits by a vote that satisfies the requirements of Code Section 280G(b)(5)(B) and the regulations thereunder.  Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and the Company shall reflect in such waivers and approval materials any changes reasonably requested by Parent.  As soon as practicable following the date hereof, and no later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation required to determine whether and to what extent the vote described in this Section 5.14 is necessary in order to avoid the imposition of Taxes under Code Section 4999. At least one (1) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

SECTION 5.15             Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, Parent, Merger Sub, NewCo and the Company agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, assisting and cooperating with each other and providing information in connection with any related financings, or amendments thereto or waivers thereof).

(b)           Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby (including, without limitation, assisting and cooperating with each other in connection with any related financings, or amendments thereto or waivers thereof).

(c)           From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall give prompt notice to Parent, Merger Sub and NewCo, and Parent, Merger Sub and NewCo shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate, and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.  For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.15(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C) constitute an acknowledgment or admission of breach of this Agreement.

SECTION 5.16             Mortgage Release.  The Company shall use commercially reasonable efforts to obtain evidence of the release of that certain mortgage set forth on Schedule 5.16.

SECTION 5.17             Transfer Taxes.  Upon the Closing, Parent shall pay or cause to be paid all applicable Transfer Taxes in connection with the transaction contemplated by this Agreement and will timely file all Tax Returns applicable thereto, and the parties shall provide any cooperation reasonably requested by Parent in connection with preparing and filing such Tax Returns.

SECTION 5.18             Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due the Parent Shareholder Redemption Amount, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

SECTION 5.19             Termination of Related Party Agreements.  Section 5.19 of the Company Disclosure Schedule sets forth the list of Related Party Agreements that the Company and Parent agree shall survive the Closing.  The Company and their respective Affiliates and Subsidiaries shall take all actions necessary to terminate all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.19 of the Company Disclosure Schedule, with such termination to be effective as of the Closing.

SECTION 5.20             Additional Equity Financing.  Parent shall use its commercially reasonable efforts to obtain up to $75,000,000 of additional equity financing prior to the Closing on terms reasonably acceptable to the Company, and the Company agrees to, and shall cause its Subsidiaries and Affiliates to, reasonably cooperate with Parent in connection therewith (the “Equity Financing”)

SECTION 5.21             Requisite Stockholder Approval.  Promptly, but in no event later than 5:00 p.m. ET on the first Business Day after the date hereof, the Company shall obtain the Company Stockholder Approval and deliver to Parent the Written Consent, which shall comply in all material respects with the DGCL, including Sections 228 and 262 thereof.  If an executed copy of such Written Consent is not delivered to Parent by 5:00 p.m. ET on the first Business Day after the date hereof, Parent shall have the right to terminate this Agreement as set forth in Section 7.1(c)(ii).

SECTION 5.22             No Waiver.  Parent hereby agrees that it will not waive any obligation of the Class B Holders to vote in favor of the Transaction Proposals or otherwise in connection with the transactions contemplated by this Agreement.

SECTION 5.23             Management Incentive Plans.  Parent and the Company shall cooperate in good faith to establish an equity-based compensation plan to provide employees of the Company incentive compensation opportunities following the Closing Date.

SECTION 5.24             Financing.

(a)           The Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange, obtain and consummate either the Lender Consent and Amendment or debt refinancing to refinance all or a part of the Indebtedness Amount on terms reasonably acceptable to Parent and the Company (the “Debt Financing”) on or prior to the Closing Date.  The Company shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Parent, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent the consummation of either the Lender Consent and Amendment or the Debt Financing at Closing.  The Company shall keep Parent informed in reasonable detail of the status of its efforts to arrange either the Lender Consent and Amendment or the Debt Financing.

(b)           The Company shall promptly (and, in any event, within two (2) Business Days) notify the Parent in writing of the receipt by the Company or its Affiliates or Representatives of any written notice from any Debt Financing Source, any lender or any other Person with respect to any actual breach, default or termination of any material portion of the Debt Financing that could reasonably be expected to materially impair or prevent the consummation of the Debt Financing at Closing.  As soon as reasonably practicable, but in any event within two (2) Business Days after the Parent delivers to Company a written request, the Company shall provide any information reasonably requested by the Parent relating to any of the circumstances referred to in this Section 5.24(b).

SECTION 5.25             Company Sponsor Fee.  Parent agrees that with respect to the payment of the Company Sponsor Fees, 50% of such fee to each Company Sponsor, as applicable, will be paid in cash and, with respect to the remaining 50%, Parent will at the First Merger Effective time issue to each Company Sponsor a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 50% of the applicable Company Sponsor Fee by (y) $10.00 (collectively, the “Company Sponsor Fee Shares”).

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1               Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction, or written waiver by both Parent and the Company, at or prior to the Closing Date of the following conditions:

(a)           Shareholder Approval.  The Parent Shareholder Approval shall have been obtained.

(b)           Approvals.  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained.

(c)           No Injunctions or Restraints.  No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(d)           Net Tangible Assets.  Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

(e)           Indebtedness. Either (i) the Company shall have received a Lender Consent and Amendment with respect to each Credit Agreement and the Existing Third Lien Indenture, (ii) the consummation of a Debt Refinancing on terms reasonably acceptable to Parent) or (iii) a combination of the foregoing which upon the consummation of the transactions contemplated by this Agreement do not result in a Default or Event of Default (as each such term is defined in each Credit Agreement) under any Credit Agreement or the Existing Third Lien Indenture.

SECTION 6.2               Additional Conditions to Obligations of Parent, Merger Sub and NewCo.  The obligations of Parent, Merger Sub and NewCo to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

(a)           Representations and Warranties of the Company.  (i) Each of the representations and warranties of the Company set forth in Section 3.1(c)(i) and Section 3.1(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties of Company set forth in Section 3.1(b) and Section 3.1(e)(i)(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except in the case of Section 3.1(b) other than de minimis inaccuracies) as though made on and as of the Closing Date and (iii) all other representations and warranties of Company in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Company Material Adverse Effect as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to result in a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)           Compliance Certificate.  Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e)           Documents.  The Company shall have executed and delivered to Parent all of the documents required to be delivered pursuant to Section 2.5(a).

(f)            Related Party Agreements.  The Company and its respective Affiliates and Subsidiaries shall have terminated all Related Party Agreements of the Company and/or any of

its Subsidiaries that are not set forth on Section 5.19 of the Company Disclosure Schedule, with such termination to be effective as of the Closing.

SECTION 6.3               Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

(a)           Representations and Warranties of Parent, Merger Sub and NewCo.  (i) Each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(a) and Section 3.2(c)(i) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent, Merger Sub and NewCo in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Parent Material Adverse Effect” as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent, Merger Sub and NewCo.  Parent, Merger Sub and NewCo each shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)           Compliance Certificate.  The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b), (c) and (f) have been satisfied.

(e)           Nasdaq Listing.  (i) The Parent Common Stock (including those subject to the New Parent Warrants and the Company Sponsor Fee Shares) to be issued pursuant to this Agreement shall have approved for listing on Nasdaq, subject only to official notice of issuance thereof, (ii) Parent shall be a listed public company on, and for the Parent Common Stock to be tradable over Nasdaq and (iii) immediately following the First Merger Effective Time, Parent shall meet all of the continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance

(f)            Minimum Proceeds.  The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) and the proceeds of the Equity Financing, if any, shall together equal or exceed $260,000,000.

(g)           Documents.  Parent shall have executed and delivered to the Company all of the documents required to be delivered pursuant to Section 2.5(b).

(h)           Trust Account.  Parent shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Parent to be released to Parent at the Closing upon mutual agreement between Parent and the Company.

ARTICLE VII

TERMINATION AND AMENDMENT

SECTION 7.1               Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the First Merger Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent:

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent:

(i)            if any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement proximately caused such order, decree, ruling, injunction or other action; or

(ii)           if the Mergers shall not have been consummated by January 31, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are will not be satisfied on or prior to the Closing; or

(iii)          in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided that the terminating party is not then in Terminable

Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(c)           by the Company:

(i)            the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Parent Shareholders Meeting; or

(ii)           if the Board of Directors of Parent shall have publicly withdrawn, modified or changed, in any manner that is adverse to the Company, its approval or recommendation to the shareholders of Parent with respect to any of the Transaction Proposals (including the Parent Recommendation or the Parent Board Recommendation).

(d)           by Parent:

(i)            if and for so long as the Written Consent shall not have been delivered to Parent by 5:00 p.m. ET on the first Business Day after the date hereof.

(e)           A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party.

SECTION 7.2               Effect of Termination; Limitations on Damages.  In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, Section 5.2(e), Section 7.3 and Article VIII; provided, however, that no such termination shall relieve any party from liability for damages for fraud or an Intentional Breach of any representation, warranty or obligation hereunder; provided that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. “Intentional Breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

SECTION 7.3               Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

SECTION 7.4               Extension; Waiver.  At any time prior to the First Merger Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto by the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein by the other parties hereto.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1               Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Expense Account” means an amount up of up to $100,000, to be funded after Closing by Parent or the Surviving NewCo to the Shareholder Representative, upon request therefore by the Shareholder Representative, to pay any Administrative Costs incurred or to be incurred by the Shareholder Representative in its role as Shareholder Representative pursuant to Section 8.16.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Exercise Amount” means the aggregate dollar amount of the exercise prices or base prices, as applicable, of all of the Company Options, Company SARS, Company Put Option and the Series A Warrants (other than Excluded Options/SARs).

“Aggregate Payment Amount” means (a) $390,133,441 plus the Aggregate Exercise Amount minus (b) Company Transaction Expenses, minus (c) any Leakage (other than Permitted Leakage), (d) minus any prepayment penalties related to any repayment of the Indebtedness of the Company or any of its Subsidiaries.

“Ancillary Agreements” means the Parent Sponsor Letter Agreement, the Tax Receivable Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010 to the extent applicable to the Company and its Subsidiaries.

“Balance Sheet Date” means June 30, 2017.

“Bankruptcy Exception” means bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest) relating to a Business Combination.

“Business Combination” has the meaning set forth in the Parent Articles of Association.

“Business Day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable Laws to close.

“Cash” means, as of a specified date, without duplication, all cash and cash equivalents (excluding Restricted Cash) held by, on behalf of or for the benefit of the Company and its Subsidiaries, including (a) deposits in transit and outstanding (uncleared) checks or money orders from third parties, (b) demand deposits, amounts held in money market funds or similar accounts and (c) any highly-liquid investments with original maturities of ninety (90) days or less, and net of any outgoing checks or money orders to a third party, determined in accordance with the U.S. GAAP consistently applied.

“Cash Component” means (a) $100,000,000, plus (b) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (c) the excess (if any) of the Parent Shareholder Redemption Amount over $50,000,000, minus (d) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Holders” means the holders of Company Common Stock, Company Warrants, Company Options and Company SARs.

“Company Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where the Company and its Subsidiaries operate or anywhere else in the world; (B) any occurrence, condition, change, development, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change or proposed change in applicable Law, or the interpretation or enforcement policy thereof;  (E) any change or proposed change in GAAP accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses after the date hereof, (F) any occurrence, condition, change, development, event or effect resulting from the announcement of the transactions contemplated by this Agreement, (G) actions or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent or required by this Agreement; (H) the failure to meet any projections, forecasts, guidance estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position of the Company or its Subsidiaries (provided that the underlying cause of such failure can be considered for purposes hereunder to the extent not otherwise excluded); and further provided that the exceptions in clauses (A) through (H) shall only apply so long as the Company or its Subsidiaries are not, or would not reasonably be expected to be, materially adversely affected in a disproportionate manner relative to other participants in the markets or industries in which the Company and its Subsidiaries operate.

“Company Option” means the option granted pursuant to the Stock Option Agreement entered into as of November 24, 2009, by and between Lion Holdings, Inc. and Andrew Baker, and as amended by Amendment No. 1, dated as of May 31, 2014.

“Company Put Option” means the option granted pursuant to the Put and Call Option Agreement, dated as of January 27, 2017, by and among the Company, Envigo RMS (Israel) Ltd, Envigo CRS (Israel) Ltd, Rony Kalman and Nathan Ezon, pursuant to which the Put and Call Shareholders (as defined therein) have the right to exercise an option to cause the Company to purchase all of the Put and Call Shareholders’ shares of the outstanding equity of Envigo CRS (Israel) Ltd Stock in exchange for Company Common Stock.

“Company SAR” means a stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

“Company Sponsor Fees” means the aggregate dollar amount of the fees owed by the Company pursuant to (x) that certain Fee Agreement between the Company and Jermyn Street Capital LLC (the “Company Sponsor 1”) dated as of August 21, 2017 and (y) that certain Fee Agreement between the Company and Savanna Holdings LLC (the “Company Sponsor 2” and, together with the Company Sponsor 1, the “Company Sponsors” and, each a “Company Sponsor”) dated as of August 21, 2017.

“Company Transaction Expenses” means, without duplication (whether accrued or not at Closing and whether billed or invoiced on or prior to Closing), the aggregate amount of any and all fees, costs, expenses charges, payments and other obligations (including the Company Sponsor Fees and the amounts set forth on Schedule 8.1(b), if any) incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder, whether paid prior to, at or after the Closing, (other than those that were paid or accrued prior to the Balance Sheet Date), plus (i) the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including the employer’s share of any related payroll Taxes with respect to clause (i) herein and in connection with any payments made with respect to Cash Election Options and Company SARs pursuant to Section 2.1(d)(ii) and Section 2.1(d)(iii), respectively) (excluding, for the avoidance of doubt, any amounts with respect to the Merger Consideration payable under any Company SARs or Company Options), and (ii) an amount equal to the New Warrant Expense, in each case, as determined by the Company in good faith and set forth in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a); provided, however that Company Transaction Expenses shall not include any costs, fees expense, underwriting fees, waiver fees, amendment fees and other third party fees (including fees, expenses and disbursements of counsel, accountants or other representatives or agents) imposed in respect of the Mergers, as a result of or incident to any (x) amendment, waiver or repayment of the Credit Agreements (including with respect to the Lender Consent and Amendment) and (y) refinancing of the Indebtedness of the Company or any of its Subsidiaries; provided; further, that none of the items in the foregoing proviso shall be included to any extent or in any amounts in the calculation of Indebtedness or Indebtedness Amount.  For the avoidance of doubt, Company Transaction Expenses shall not include any amounts taken into account in the calculation of Indebtedness Amount.

“Contract” means any written (or, to the Knowledge of the Company, oral) contract, agreement, license, lease or other binding instrument, and all amendments, modifications and supplements thereto.

“Credit Agreements” means each of the Existing 2014 First Lien Credit Agreement, the Existing 2014 Second Lien Credit Agreement, the Existing 2016 First Lien Credit Agreement and the Existing 2014 Liquidity Facility Credit Agreement.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange all or any part of the Debt Financing in connection with transactions contemplated by this Agreement and their respective Affiliates, and their and their Affiliates’ officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“Encumbrance”  means any lien, pledge, charge, mortgage, deed of trust, security interest, restriction, right of first refusal, license, covenant not to sue or assert, defects in title, or any other burden, option or encumbrance of any kind, but excluding non-exclusive licenses of Intellectual Property.

“Environmental Laws” means any and all applicable Laws pertaining to health or safety (as related to exposure to hazardous substances), pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Existing 2014 First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing 2014 Liquidity Facility Credit Agreement” means that certain Second Lien Liquidity Facility Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing 2014 Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing 2016 First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of November 3, 2016, by and among, inter alios, Envigo Laboratories, Inc., as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Third Lien Indenture” means that certain Indenture, dated as of March 15, 2012 by and among Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as issuer, and U.S. Bank National Association, as trustee and collateral trustee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fully Diluted Share Number”  means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time (other than Excluded Shares) plus (b) the aggregate maximum number of shares of Company Common Stock issuable with respect to any outstanding and unexercised Company

Series A Warrants, Company Options and Company SARs (other than Excluded Options/SARs)  plus (c) the aggregate maximum shares of Company Common Stock issuable with respect to the Company Put Option.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (including, without limitation, the European Commission and the European Medicines Agency), or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“Hazardous Materials” means any substance, material or waste that is listed, classified, characterized or otherwise regulated by a Governmental Entity under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including, without limitation asbestos or asbestos containing material, polychlorinated biphenyls or petroleum and petroleum derivatives.

“HIPAA” shall mean the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., as amended, and any Law related thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, including any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (b) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (c) all Obligations of such Person as lessee that are capitalized in accordance with GAAP, and (d) all direct or indirect guarantees of any of the foregoing for the benefit of another Person.

“Indebtedness Amount” means, without duplication, the amount of all Indebtedness of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date, other than (a) any Company Transaction Expenses and (b) any Indebtedness where the Obligation, guarantee or liability related thereto is owed by the Company solely to one or more Subsidiaries of the Company, by any Subsidiary of the Company solely to one or more of the Company or any other Subsidiary of the Company or is solely the result of the Company or any Subsidiary of the Company, on the one hand, providing a direct or indirect guarantee of any Indebtedness of any of the Company or any of its other Subsidiaries, on the other hand, a good faith calculation of which amount shall be included in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a).

“Indebtedness Repayment Amount” means, the portion of the Indebtedness Amount that is required to be paid in accordance with Schedule 8.1(c) hereto.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and invention disclosures (including all reissues, divisionals, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (b) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (c) copyrights, copyrightable works, and works of authorship; (d) proprietary rights in Software (e) Trade Secrets; (f) all applications, registrations, issuances and the like with respect to any of the foregoing; and (g) any similar, corresponding or equivalent rights to any of the foregoing.

“IP Agreement” means any written agreement, license or contract relating to the licensing, use or development of any Intellectual Property (whether from or by a third party to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries to a third party), in each case, excluding agreements for unmodified, commercially available off-the-shelf software.

“Key Employees” means the individuals set forth on Schedule A of the Company Disclosure Schedule.

“Knowledge” of the Company or Parent, as applicable, means the actual knowledge following reasonable inquiry of the individuals set forth on Schedule A of the Company Disclosure Schedule or Schedule A of the Parent Disclosure Schedule, as applicable.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

“Leakage” means, without duplication, any of the following that occur or have occurred since the Balance Sheet Date and prior to the Closing (but in each case excluding (i) any Permitted Leakage, (ii) any amounts included in or taken into account in the determination of Company Transaction Expenses, and (iii) payments to employees, independent contractors or suppliers in the ordinary course of business consistent with past practice): (a)  any dividend, distribution, bonus or commission, or any payments in lieu of any dividend, distribution bonus or commission declared, paid or made (or treated as declared, paid or made) or any share repurchase or redemption, or directors’ fees, charges or other compensation or in respect of redemption or return of share or loan capital paid or agreed to be paid, by the Company or any of its Subsidiaries to or for the benefit of any of the Company Holders or any of their respective affiliates or any of their direct or indirect equityholders; (b) any payments made, including bonuses, loan repayments, management, monitoring or service payments (or future benefits granted, including management service or monitoring fees) or agreed to be made by the Company or any of its Subsidiaries to or for the benefit of (or assets, rights, values or benefits transferred to or liabilities or obligations assumed, indemnified, or incurred by the Company or any of its Subsidiaries for the benefit of) any of the Company Holders or any of their respective affiliates or any of their direct or indirect equityholders; (c) the waiver or agreement to waive

(whether conditional or not) by the Company or any of its Subsidiaries of any amount owed to such Person by any of the Company Holders or any of their respective affiliates any of their direct or indirect equityholders; (d) any liability or obligation assumed or indemnity incurred by the Company or any of its Subsidiaries in favor of or for the benefit of any Company Holders or any of their respective affiliates any of their direct or indirect equityholders; (e) any purchase of goods or services at a price above market rates or the purchase of goods or services not required by the Company or any of its Subsidiaries, in each case, from the Company Holders or any of their respective affiliates or any immediate family member (as such term is defined under Item 404 of Regulation S-K) of any holder of Company Common Stock or holder of Company Options or any affiliate of any holder of Company Common Stock or holder of Company Options or any of their direct or indirect equityholders; (f) any bonuses accrued (whether paid or unpaid) for employees, directors, officers or independent contractors in respect of work performed in fiscal year 2016; (g) any Taxes (including the employer portion of any payroll Taxes) incurred, paid or payable by the Company or any of its Subsidiaries in respect of any of the matters set out in (a) to (f) above; or (h) the agreement or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in (a) to (g) above.

“Leases” means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Lender Consent and Amendment” means the consent of the Required Lenders (as defined in the applicable Credit Agreement) and the Requisite Holders (as defined in the Existing Third Lien Indenture), in each case, pursuant to an effective amendment or supplement including (i) the amendment to the definition of “Change of Control” or “Change in Control” , as applicable, in Section 1.01 of each Credit Agreement and (ii) the waiver of the requirement for any “Change of Control” offer pursuant to Section 4.15 of the Existing Third Lien Indenture, in each case of the foregoing clauses (i) and (ii), to permit the transactions contemplated hereby (including the payment on the Closing Date of the applicable Indebtedness Repayment Amount) and make such other amendments reasonably acceptable to the Company and the Parent (including acknowledging that the transactions contemplated hereby would constitute a “qualified IPO” or similar term under each Credit Agreement); provided, that the terms and conditions of each Lender Consent and Amendment, including without limitation the amount of any fees and prepayments in connection therewith, shall be reasonably acceptable to the Parent and the Company.

“New Warrant Expense” shall mean $2,050,000.

“New Parent Warrant” shall mean a warrant to purchase one half of one share of Parent Common Stock on substantially equivalent terms and conditions as the Private Placement Warrants.

“Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the articles of incorporation or association, certificate of incorporation, charter, bylaws, articles of formation, memorandum and articles of association, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated October 10, 2016.

“Parent Common Stock” means Class A common stock, par value $0.0001, of Parent (after the effective time of the Domestication).

“Parent Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Parent to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (B) any occurrence, condition, change, development, event or effect that affects the industries in which Parent and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change in applicable Law, or the interpretation thereof; and (E) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses after the date hereof; and further provided that the exceptions in clauses (A) through (D) shall only apply so long as Parent or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Parent and its Subsidiaries operate.

“Parent Material Contract”  means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Shareholder Redemption” means the right of the shareholders of Parent to redeem all or a portion of their Parent Ordinary Shares upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding Parent Ordinary Shares issued in connection with Parent’s initial public offering.

“Parent Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Parent of the Parent Shareholder Redemption.

“Per Share Merger Value” means an amount equal to the quotient obtained by dividing (a) the Aggregate Payment Amount by (b) the Fully Diluted Share Number.

“Permits”  means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, registrations, accreditations, licenses or other authorizations with any Governmental Entity or any third party.

“Permitted Leakage” means any item set forth on Section 8.1(a) of the Company Disclosure Schedule.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Personal Information” means in addition to any definition provided by the Company or its Subsidiaries for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement of the Company or its Subsidiaries, protected health information (“PHI”, as defined under HIPAA), all information that identifies, allows identification of or is otherwise identifiable with an individual Person, including name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact, or precisely locate an individual , together with other information to the extent collected and associated by the Company or its Subsidiaries with such individual, as so associated.  Personal Information may relate to any individual, including a current, prospective or former customer, user of any website, product or service, or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Premerger Notification Rules” means any Laws regarding the submission of a filing, clearance or approval or the observation of a waiting period or suspensory obligation under any Antitrust Laws, including the HSR Act and the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Pro Rata Share”  means, with respect to any Company Holder, such Company Holder’s ownership interest in the Company as of immediately prior to the First Merger Effective Time, determined by dividing (a) the number of shares of Company Common Stock (including Company Common Stock underlying any Company Series A Warrant, Company Option, Company SAR and Company Put Option (other than Excluded Company

Options/SARs)) held by such Company Holder as of immediately prior to the First Merger Effective time by (b) the Fully Diluted Share Number.

“Privacy Laws” means all Laws and self-regulatory principles and guidelines (including without limitation, the Payment Card Industry Data Security Standard and HIPAA) relating to privacy, data protection, data security and breach notification, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, data localization or transfer (including cross-border transfer) of Personal Information.

“Purchaser Group” means Parent, Merger Sub and NewCo, their respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees, agents, successors and assigns.

“Registered Intellectual Property” means any and all issued patents, pending patent applications, registered trademarks, pending applications for registration of trademarks, registered copyrights and Internet domain names owned by the Company and its Subsidiaries, except those that are not currently active (i.e., abandoned, lapsed, cancelled, expired or not-renewed).

“Restricted Cash” means any cash restricted as to withdrawal or use by third parties determined in accordance with U.S. GAAP consistently applied.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country with whom dealings are prohibited.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Seller Group” means the Company Holders and their respective Subsidiaries and Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) databases and data compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Tax” means any tax, levy, or similar assessment, charge or fee imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, margin, franchise, or other tax, including any interest, penalties or additions attributable thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets”  means trade secrets, know-how, and other confidential and proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics.

“Transfer Taxes”  means all transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any associated penalties and interest) imposed in respect of the Mergers.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement dated as of October 10, 2016 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee”  has the meaning set forth in the Trust Agreement.

SECTION 8.2               Schedule Definitions.  All capitalized terms in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

SECTION 8.3               Nonsurvival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Ancillary Agreements) shall terminate and be of no further force and effect as of the Closing and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.2(e), Section 5.5 and this Article VIII.

SECTION 8.4               Notices.  Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(a)	if to Parent, Merger Sub or NewCo or, following Closing, to the Company, to:

Avista Healthcare Public Acquisition Corp.
65 East 55th Street, 18th Floor
New York, NY 10022
	Attn:	Ben Silbert, Esq.
	Email:	Silbert@avistacap.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Attention:	Michael J. Aiello
Jaclyn L. Cohen
	Email:	michael.aiello@weil.com;
jackie.cohen@weil.com

(b)	prior to Closing, the Company, to:
Envigo International Holdings, Inc.
100 Mettlers Road
East Millstone, NJ 08875
	Attention:	Adrian Hardy
	Email:	Adrian.hardy@envigo.com

and

Envigo International Holdings, Inc.
401 Hackensack Avenue
Hackensack, NJ 07601
	Attention:	Mark Bibi
	Email:	mark.bibi@envigo.com

with a required copy to (which copy shall not constitute notice):

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention:	Jonathan A. Schaffzin
Kimberly C. Petillo-Décossard
Email:	jschaffzin@cahill.com
kpetillo-decossard@cahill.com

SECTION 8.5               Rules of Construction.

(a)           Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)           The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent, Merger Sub or NewCo, as the case may be.  The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.  With respect to any dollar amount thresholds set forth in the representations and warranties herein for which the Company is making a disclosure with respect to a Contract or other item which is denominated in a currency other than United States Dollars, such non United States Dollar amounts shall be deemed to be converted to United States Dollars for the purposes of this Agreement at an exchange rate determined by the Company in good-faith as of the date of this Agreement and any change in exchange rates after the date hereof shall not result in a breach of such representation or warranty by the Company.

(d)           All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation”.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

SECTION 8.6               Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.7               Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Confidentiality Agreement, the Ancillary Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  The provisions of this Section 8.7 and Sections 5.5, 8.11 and 8.12 are intended to be for the benefit of, and shall be enforceable prior to, as of and after the Closing by, the Persons referred to therein (including, with respect to Section 8.12, the Purchaser Group,  the Seller Group and the Debt Financing Sources) and their respective successors, assigns and representatives.  Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Debt Financing Sources and their Affiliates shall be express third party beneficiaries with respect to this Section 8.7, Section 8.9, Section 8.12 and Section 8.13.

SECTION 8.8               Remedies.

(a)           Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b)           The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub or NewCo, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent, Merger Sub or NewCo, on the other hand, shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c)           The remedies available to the parties hereto pursuant to this Section 8.8 shall be in addition to any other remedy to which it is entitled at law or in equity.  To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

SECTION 8.9               Governing Law; Venue; Waiver of Jury Trial.

(a)           This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Notwithstanding the foregoing, each of the parties hereto hereby irrevocably agrees (A) that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source or its

Affiliates arising out of or relating to the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court; (B) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action in any other court, (C) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses shall be effective service of process against them for any such action brought in any such court, (D) to waive and hereby waives to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) that any such action (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflicts of law principles.

(b)           THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ARISING OUT OF THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

SECTION 8.10             No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its Obligations under this Agreement that was the proximate cause of such order or judgment or did not in good faith seek to rescind or object to the imposition or entering of such order or judgment.

SECTION 8.11             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to its Affiliates (although no such assignment shall relieve Parent of its obligations to the other parties hereunder) without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Any purported assignment in violation of this Section 8.11 shall be void.

SECTION 8.12             No-Recourse; Release.

(a)           Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group, the Seller Group or the Debt Financing Sources and their Affiliates (each a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (whether based on law, in equity, in contract, in tort or any other theory) to any party hereto of any nature whatsoever in connection with or under this Agreement, the Debt Financing or the transactions contemplated hereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation.  This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party.  Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 8.12.

(b)           Effective upon and following the Closing, Parent, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Seller Group; provided, however, that nothing in this Section 8.12(b) shall release the Company from its obligations under this Agreement or the Ancillary Agreements.

(c)           Effective upon and following the Closing, the Company, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Purchaser Group and Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any of its Subsidiaries or the Seller Group occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Purchaser Group; provided, however, that nothing in this Section 8.12(c) shall release the Parent, Merger Sub, NewCo or the Parent Sponsor from its obligations under this Agreement or the Ancillary Agreements.

SECTION 8.13             Amendment.  This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto; provided that notwithstanding anything to the contrary set forth herein, this Section 8.13, Section 8.7, Section 8.9 and Section 8.12 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

SECTION 8.14             Trust Account Waiver.  The Company acknowledges, on behalf of itself, its Subsidiaries and the Seller Group, that Parent is a blank check company with the powers and privileges to effect a Business Combination.  The Company further acknowledges that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering.  For and in consideration of

Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Subsidiaries and the Seller Group, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s (or its Subsidiaries’ or the Seller Group’s) right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent, Merger Sub or Surviving NewCo held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company (or its Subsidiaries or the Seller Group) may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

SECTION 8.15             Conflict Waiver; Attorney-Client Privilege.

(a)           Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)            Cahill Gordon & Reindel LLP has acted as counsel to the Seller Group, and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent agrees, and shall cause the Company and Surviving NewCo to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Cahill Gordon & Reindel LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)           Weil, Gotshal & Manges LLP has acted as counsel to Parent in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The parties agree that, following consummation of the transactions contemplated hereby, such representation and any prior representation of Parent by Weil, Gotshal & Manges LLP (or any successor) shall not preclude Parent Group Law Firm from serving as counsel to Parent, the Company or Surviving NewCo or any director, member, shareholder, partner, officer or employee of Parent, the Company or Surviving NewCo, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(iii)          Parent shall not, and shall cause the Company and Surviving NewCo not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)           All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Parent or the Company. Immediately prior to the Closing, without need for further action, all right, title and interest of the Company in and to any Privileged Communications, whether in the possession of the Company or the Seller Group Law Firm, shall transfer to and be vested solely in the Seller group.  Parent and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Parent or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Parent nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Parent and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates (including the Company) is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Applicable Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall immediately (notify Shareholder Representative in writing so that the Shareholder Representative can seek a protective order.

(c)           This Section is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

SECTION 8.16             Shareholder Representative.

(a)           By adoption of this Agreement, execution or submission of a Form of Election or the acceptance of any portion of the Merger Consideration, each Company Holder hereby designates the Shareholder Representative to execute any and all instruments or other documents on behalf of such Company Holder, and to do any and all other acts or things on behalf of such Company Holder, which the Shareholder Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Ancillary Agreements on behalf of each Company Holder; (ii) act for each Company Holder with respect to any the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Holders individually); (iv) to enforce and protect the rights and interests of the Company Holders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, from and after the Closing; (v) directing the method of payment for any deferred payments owed to the Company Holders pursuant to Tax Receivables Agreement and coordinating with Parent with respect thereto; (vi) execute a Section 431 Election, to the extent applicable; and (vii) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall have authority and power to act on behalf of each Company Holder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising hereunder or thereunder. The Company Holders shall be bound by all actions taken and documents executed by the Shareholders Representative in connection with this Agreement and the Ancillary Agreements, and the Parent and Surviving NewCo and any of their affiliates shall be entitled to rely on any action or decision of the Shareholder Representative. The Shareholder Representative shall receive no compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each Company Holder.

(b)           In performing the functions specified in this Agreement, the Shareholder Representative shall not be liable to any Company Holder in the absence of gross negligence or willful misconduct on the part of the Shareholder Representative. Each Company Holder shall severally (based on each such Company Holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Shareholder Representative from and against any loss incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  The Shareholder Representative may draw at any time, and from time to time, from the Administrative Expense Account to pay any amounts due by the Company Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Company Holders, including, without limitation, legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement (collectively, “Administrative Costs”). From and after the Closing, if the Shareholder Representative determines that the amounts in the Administrative Expense Account are insufficient to satisfy current or future (whether realized or potential) Administrative Costs of the Shareholder Representative, it shall be entitled to: (x) collect from the Company Holders on a Pro Rata Basis or (y) withhold on a Pro Rata Basis from amounts otherwise due to the Company Holders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such Administrative Costs. (c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Holder and (ii) shall survive the consummation of the Mergers, and any action taken by Shareholder Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Company Holder notwithstanding any contrary action of or direction from such Company Holder, except for actions or omissions of Shareholder Representative constituting willful misconduct.

(c)           The rights and obligations of Shareholder Representative pursuant to this Agreement, and the grant of authority to the Shareholder Representative set forth in this Section 8.16 may be assigned from time to time upon consent of the Company Holder representing a majority of the Pro Rata Share; provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent. Upon any such assignment, the Person accepting and assuming the rights and obligations of Shareholder Representative shall become, for all purposes, Shareholder Representative hereunder.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.

By:	/s/ Adrian Hardy
Name: Adrian Hardy
Title: Chief Executive Officer

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: President and Chief Executive Officer

AVISTA HEALTHCARE MERGER SUB, INC.

By:	/s/ Robert Girardi
Name: Robert Girardi
Title: Vice President, Secretary

AVISTA HEALTHCARE NEWCO, LLC

By:	/s/ Robert Girardi
Name: Robert Girardi
Title: Vice President, Secretary

Soley in its capacity as Shareholder Representative herein

JERMYN STREET ASSOCIATES LLC.

By:	/s/ Scott Cragg
Name: Scott Cragg
Title:

Exhibit A

Form of Parent Sponsor Letter Agreement

FORM OF AGREEMENT

August 21, 2017

Avista Healthcare Public Acquisition Corp.

65 East 55th Street

18th Floor

New York, NY 10022

RE: Surrender of Class B Shares and Private Placement Warrants

Reference is made to that certain Transaction Agreement (the “Transaction Agreement”), to be dated as of the date hereof, by and among Envigo International Holdings, Inc.,, a Delaware corporation (the “Company”), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (“Parent”), Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Avista Healthcare NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”).  This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent, Avista Acquisition Corp., a Cayman Islands exempt company (“Parent Sponsor”), and certain directors of Parent that are signatories hereto (collectively with the Parent Sponsor, the “Class B Holders”) in connection with the transactions contemplated by the Transaction Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Class B Holders hereby (a) represents and warrants that the Class B Holders collectively hold all of the issued and outstanding Private Placement Warrants and Class B Shares, in each case, as of the date of this Letter Agreement, (b) agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 6.1 and 6.2 of the Transaction Agreement, and immediately prior to the Domestication, the Class B Holders shall collectively (pro rata among the Class B Holders) (i) surrender 3,875,000 Class B Shares to Parent for no consideration and (ii) sell to Parent, and Parent hereby agrees to purchase from the Class B Holders, 4,100,000 Private Placement Warrants for $0.50 per warrant in cash (to be paid by wire transfer of immediately available funds to an account previously designated by the applicable Class B Holder to Parent); (c) agrees that, until the consummation of the transactions contemplated by the Transaction Agreement, the Class B Holders shall not modify, amend or terminate that certain Letter Agreement, dated October 10, 2016, by and among the Company and the Class B Holders, waive or release any claims or rights thereunder or otherwise consent to any of the foregoing and (d) waives any and all rights such Class B Holder has or will have under the Parent Organizational Documents to receive, with respect to each share of Class B common stock of Parent, par value $0.0001, held by such Class B Holder immediately following the Domestication, more than one share of Parent Common Stock upon conversion thereof in accordance with the Parent Organizational Documents. Subject to the terms and conditions of this Letter Agreement, the Class B Holders agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

This Letter Agreement shall terminate, and have no further force and effect, if the Transaction Agreement is terminated in accordance with its terms prior to the First Merger Effective Time.  This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Letter Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law.  This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[The remainder of this page left intentionally blank.]

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

Avista Acquisition Corp.

By:
Name:
Title:

Solely in their capacity as a holder of Class B Shares and Private Placement Warrants:

Håkan Björklund

Charles Harwood

Brian Markison

Robert O’Neil

Acknowledged and agreed
as of the date of this Letter Agreement:

Avista Healthcare Public Acquisition Corp.

By:
Name:
Title:

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Exhibit B

Form of Tax Receivable Agreement

FORM OF AGREEMENT

TAX RECEIVABLE AGREEMENT

by and among

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

ENVIGO HOLDINGS, INC.,

and

JERMYN STREET ASSOCIATES LLC,
as Shareholders’ Representative

Dated as of [•]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [CLOSING DATE], is hereby entered into by and among Avista Healthcare Public Acquisition Corp., a Delaware corporation (the “Company”), Envigo Holdings, Inc., a Delaware corporation (“Holdings”), and JERMYN STREET ASSOCIATES LLC, solely in the capacity of the shareholders’ representative thereunder (the “Shareholders’ Representative”).

RECITALS

WHEREAS, the Shareholders listed on Schedule A are the record owners of the issued and outstanding Common Stock, Company SARs, Warrants and Options of Envigo International Holdings, Inc., a Delaware corporation (“Envigo”) listed on Schedule A;

WHEREAS, on August 21, 2017, Envigo, the Company, Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company (“Merger Sub”), and Avista Healthcare Newco, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company (“NewCo”) entered into the certain Transaction Agreement (the “Transaction Agreement”), pursuant to which Merger Sub merged with and into Envigo, the separate corporate existence of Merger Sub ceased and Envigo as the surviving corporation became a wholly-owned subsidiary of the Company (the “First Merger”) and, as part of an integrated transaction, immediately following the First Merger, Envigo merged with and into NewCo, the separate corporate existence of Envigo ceased and NewCo as the surviving company continued as a wholly-owned subsidiary of the Company (the “Second Merger”, and together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes, each of the parties to the Transaction Agreement intend that the First Merger and the Second Merger, taken together, constituted an integrated plan and qualified as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

WHEREAS, the Subsidiaries of Envigo incorporated under the laws of England and Wales (collectively, the “U.K. Group”) have generated U.K. NOLs (as defined herein) that the U.K. Group will be entitled to utilize following the Mergers;

WHEREAS, Envigo and its Subsidiaries incorporated under the laws of the United States, any State thereof or the District of Columbia (collectively, the “U.S. Group”) have generated U.S. NOLs (as defined herein) that the U.S. Group will be entitled to utilize following the Mergers;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs on the actual liability for Taxes of the Company and its Subsidiaries and certain related matters;

WHEREAS, this Agreement is intended to provide payments to the Shareholders in an amount equal to eighty-five percent (85%) of each of the U.S. Realized Tax Benefit (as defined below) and U.K. Realized Tax Benefit (as defined below) from the utilization of the NOLs;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                            Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Company and the Shareholders’ Representative.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the Shareholders’ Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date on which such letter is delivered.

“Affected Portion” is defined in Section 3.01(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Aggregate Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Agreed Rate” means LIBOR plus 500 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” with respect to any Shareholder means the quotient, expressed as a percentage set forth opposite such Shareholder’s name on Schedule A, as amended from time to time to reflect any permitted assignment.(1)

“Board” means the board of directors of the Company.

“Boot” is defined in Section 3.03(b) of this Agreement.

(1)  Note to Draft: The Applicable Percentage to be calculated on a fully diluted basis as if the Options and Class A Warrants are “converted” to Common Stock immediately prior to the Closing Date, and adjusted after the fifth anniversary of the Closing Date to account for holders of Options and Company SARs no longer receiving any ITR Payments under this Agreement.

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“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i)                                     a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then outstanding voting stock of the Company resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) is held by the existing Company equity holders (determined immediately prior to such transaction and related transactions);

(ii)                                  a transaction in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

(iii)                               a transaction in which there is an acquisition of control of the Company by a Person or group of Persons (other than one or more of the Shareholders).  The term “control” for purposes of this (iii) shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

(iv)                              the liquidation or dissolution of the Company; or

(v)                                 a transaction in which individuals who constitute the Board of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of the Company, provided that any Person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election (A) is contemplated by a written agreement among equity holders of the Company on the effective date of this Agreement, (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) or (C) was nominated or approved by a majority in interest of the shareholders of the Company immediately after the Closing, shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.

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“Class A Market Value” means the volume weighted average (or, if lower, the simple average) trading price of Class A Shares on the Nasdaq for the trading day immediately prior to the date on which the Transaction Agreement was signed.

“Class A Shares” means Class A ordinary shares of the Company, par value $0.0001 per share.

“Closing” means the closing of the transactions contemplated by the Transaction Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” is the issued and outstanding shares of Class A and Class B common stock of Envigo.

“Company” is defined in the preamble of this Agreement.

“Company Return” means any U.S. federal, state, local or U.K. income or corporation tax return of the Company or any of its Subsidiaries filed with respect to Taxes of any Taxable Year.

“Company SARs” means a stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD or any settlement or agreement with, or closure notice issued by, any Taxing Authority) that finally, fully and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the disposition of all or a material portion of the equity of any member of the U.K. Group or U.S. Group (or of all or a material portion of the assets of any such entity, other than sales in the ordinary course of business), or a material reduction in the Company’s (or the U.K. Group’s or U.S. Group’s) direct or indirect percentage (by vote or value) equity ownership in any member of the U.K. Group or U.S. Group or any other action (such as the discontinuance of a material line of business of any member of the U.K. Group or U.S. Group) if, in any case, such action would materially impair the ability of the U.K. Group or U.S. Group to utilize a material portion of the U.K. NOL or the U.S. NOL, as applicable.

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“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.

“Early Termination Date” means, (i) in the event of an early termination pursuant to Section 4.01(b) of this Agreement, the date of the Early Termination Notice, (ii) in the event of a breach of this Agreement to which Section 4.01(c) applies, the date of such breach, (iii) in the event of a Change of Control, the effective date of such Change of Control, and (iv) in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 500 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Envigo” is defined in the recitals to this Agreement.

“Expert” is defined in Section 6.09 of this Agreement.

“First Merger” is defined in the recitals to this Agreement.

“HMRC” means Her Majesty’s Revenue and Customs.

“Holdings” is defined in the preamble of this Agreement.

“Imputed Interest” is defined in Section 3.03(a) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Company to the Shareholders under this Agreement.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two (2) days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Mergers” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NewCo” is defined in the recitals to this Agreement.

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“NOLs” means the U.K. NOLs and the U.S. NOLs.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Options” means the issued and outstanding options to purchase common stock of Envigo.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Reconciliation Dispute” is defined in Section 6.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 6.09 of this Agreement.

“Repatriation Costs” means, in the case of a distribution from the U.K. Group to the U.S. Group needed to fund all or any portion of a Tax Benefit Payment resulting from a U.K. NOL, the actual current net cash Tax cost that would be incurred by the U.S. Group as a result of such distribution, determined using a “with and without” methodology (and taking into account available exemptions (e.g., for previously taxed earnings or returns of capital) and available foreign tax credits); provided, for the avoidance of doubt, that the use of a U.S. NOL shall be treated for this purpose as a cash Tax cost (equal to the tax savings resulting from such U.S. NOL) but (if such U.S. NOL is actually used) will not preclude such U.S. NOL utilization from giving rise to a Tax Benefit Payment in respect of such U.S. NOL.

“Rules” is defined in Section 6.08(a) of this Agreement.

“Schedule” means any Tax Benefit Schedule and the Early Termination Schedule.

“Second Merger” is defined in the recitals to this Agreement.

“Shareholders” means the Common Stock holders, Company SARs holders, Option holders and Warrant holders of Envigo listed on Schedule A on the date hereof.

“Shareholders’ Representative” is defined in the preamble of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, self-assessment, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without

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limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means (i) in the case of the U.S., a taxable year as defined in Section 441(b) of the Code, or (ii) in the case of the U.K., an accounting period as defined in Chapter 2 of Part 2 of the UK Corporation Tax Act 2009 (and, therefore, in each case, for the avoidance of doubt, may include a period of less than twelve months for which a Company Return is made) (or any analogous provision of law), ending on or after the date hereof.

“Taxes” means all U.S. federal, state, local or U.K. taxes, assessments or similar charges measured with respect to net income or profits (or any other taxes that may be reduced by U.K. NOLs or U.S. NOLs) and any interest related to such taxes.

“Taxing Authority” means any U.S., non-U.S., federal, national, state, county or municipal or other local government (including, HMRC), any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Transferred NOLs” means, with respect to a Divestiture, the portion of any NOLs the use of which (to the U.K. Group or U.S. Group), as a result of such Divestiture, has been materially impaired.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.K.” means the United Kingdom.

“U.K. Group” is defined in the recitals to this Agreement.

“U.K. NOLs” means the net operating losses or net operating loss carryforwards of any member of the U.K. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

“U.K. Non-NOL Tax Liability” means, with respect to any Taxable Year, the liability for U.K. Taxes of the U.K. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.K. NOLs in any relevant Taxable Year.  If all or any portion of the liability for U.K. Taxes for any applicable Taxable Year arises as a result of an audit, or is otherwise open to enquiry, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Non-NOL Tax Liability unless and until there has been a Determination.

“U.K. Realized Tax Benefit” means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.K. Non-NOL Tax Liability over (ii) the actual liability for U.K. Taxes of the U.K. Group for such Taxable Year, and (b) the reduction, if any, in the U.K. Tax liability of the U.K.

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Group for such Taxable Year resulting from any deduction attributable to Imputed Interest.  If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Realized Tax Benefit unless and until there has been a Determination.

“U.S.” means the United States.

“U.S. Group” is defined in the recitals to this Agreement.

“U.S. NOLs” means the net operating losses or net operating loss carryforwards of any member of the U.S. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

“U.S. Non-NOL Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal and applicable state and local Taxes of the U.S. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.S. NOLs in any relevant Taxable Year.  If all or any portion of the liability for U.S. federal and applicable state and local Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Non-NOL Tax Liability unless and until there has been a Determination.

“U.S. Realized Tax Benefit” means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.S. Non-NOL Tax Liability over (ii) the actual liability for U.S. federal and applicable state and local Taxes of the U.S. Group for such Taxable Year, and (b) the reduction, if any, in the U.S. federal and applicable state and local Tax liability of the U.S. Group for such Taxable Year resulting from any deduction attributable to Imputed Interest.  If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Realized Tax Benefit unless and until there has been a Determination.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company and each Subsidiary will generate an amount of taxable income in accordance with management’s preexisting projections at such time (or, in the absence of such preexisting projections, as projected at such time in good faith by management in a manner consistent with their projections for other purposes), (ii) the utilization of the NOLs, and Imputed Interest for each such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on such Early Termination Date, (iii) the U.S. federal, state and local and U.K. Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws in effect on such Early Termination Date (or, with respect to any Taxable Year for which such U.S. federal, state, or local, or U.K. Tax rates are not specified by the Code or other laws as in effect on such Early Termination Date, such U.S. federal, state, or local, or U.K. Tax rates that are in effect on such Early Termination Date).  For purposes of clause (i) of this definition, the taxable income projections made by the management of the Company shall be subject to the Reconciliation Procedures.  Such assumptions shall relate only to the projected income and loss of the Company and its Subsidiaries (extending the same beyond the years of

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projection, as applicable, at the same imputed growth rate), and shall include only the utilization of NOLs and not any anticipated future net operating losses or other tax attributes that might result from acquisitions, dispositions, recapitalizations or refinancings.  For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the Company’s or relevant Subsidiary’s, stand-alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

“Warrants” means issued and outstanding warrants to purchase common stock of Envigo.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01                            NOL Utilization.  The Company, on the one hand, and the Shareholders, on the other hand, acknowledge that the Company and its Subsidiaries may utilize the NOLs to reduce the amount of Taxes that the Company or its Subsidiaries would otherwise be required to pay in the future.

Section 2.02                            Tax Benefit Schedule.  Within ninety (90) calendar days after the filing of any Company Return for any Taxable Year, the Company shall provide to the Shareholders’ Representative a schedule showing, in reasonable detail, (i) the calculation of the U.S. Realized Tax Benefit and/or U.K. Realized Tax Benefit, as applicable, for such Taxable Year, if any, (ii) the calculation of any payment to be made to the Shareholders pursuant to Article III with respect to such Taxable Year, and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”).  The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03                            Procedures, Amendments.

(a)                                 Procedure.  Every time the Company delivers to the Shareholders’ Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Shareholders’ Representative work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter with respect to such Schedule and (y) allow the Shareholders’ Representative and its advisors reasonable access at no cost to the appropriate representatives at each of the Company and the Advisory Firm in connection with a review of such Schedule.  The applicable Schedule shall become final and binding on all parties unless the Shareholders’ Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith, or unless the parties agree in writing that such Schedule shall have become final and binding prior to such 30-day period.  If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty (30) calendar days of receipt by the Company of such notice, the Company and the Shareholders’ Representative shall employ the Reconciliation Procedures.

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(b)                                 Amended Schedule.  The Schedule for any Taxable Year shall be amended by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholders’ Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change.  The Company shall provide any Amended Schedule to the Shareholders’ Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence (or, to the extent such event occurs in connection with a Company Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule pursuant to Section 2.02) and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

Section 2.04                            Certain Pre-Closing Tax Benefits.  If the U.K. Group or the U.S. Group realizes any tax benefit in respect of any U.K. NOL or any U.S. NOL, as applicable, with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date as a result of any voluntary carryback not resulting from a Tax audit adjustment, then the principles of this Agreement shall apply mutatis mutandis to such pre-closing tax benefit realized in respect of such pre-closing taxable period.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01                            Payments.

(a)                                 Timing of Payments to the Shareholders. Within five (5) Business Days of any Tax Benefit Schedule with respect to any Taxable Year becoming final in accordance with Section 2.03(a), the Company shall pay to each of the Shareholders the Tax Benefit Payments for such Taxable Year determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Shareholder to the Company or as otherwise agreed by the Company and the applicable Shareholder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax and/or U.K. corporation tax payments.

(b)                                 The “Tax Benefit Payment” with respect to any Shareholder means an amount equal to such Shareholder’s Applicable Percentage of the Aggregate Tax Benefit Payment.  The “Aggregate Tax Benefit Payment” means an amount, not less than zero, equal to

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eighty-five percent (85%) of the Net Tax Benefit (as defined below).  The “Net Tax Benefit” with respect to a Taxable Year shall equal (i) the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, if any, for such Taxable Year,  plus (ii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on an Amended Schedule delivered during such Taxable Year in respect of such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the original Tax Benefit Schedule for such prior Taxable Year, minus (iii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on the original Tax Benefit Schedule for such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the Amended Schedule delivered during such Taxable Year in respect of such previous Taxable Year; provided, however, that to the extent any of the adjustments described in 3.01(b)(ii) or (iii), above, was previously reflected in the calculation of the Aggregate Tax Benefit Payment for any prior Taxable Year, such adjustments shall not be taken into account in determining the Aggregate Tax Benefit Payment for any subsequent Taxable Year; provided, further, that in the case of any Shareholder that is a Shareholder as a result of being a holder of an Option or Company SAR, such holder shall not be entitled to receive any ITR Payments made later than the fifth anniversary of the Closing Date; and provided, further, that for the avoidance of doubt, the Shareholders shall not be required to return any portion of any previously made Tax Benefit Payment.  Notwithstanding anything to the contrary in this Section 3.01(b), to the extent that (A) a Tax Benefit Payment relates to U.K. NOLs and the U.S. Group does not have sufficient cash to make such Tax Benefit Payment without a cash distribution from the U.K. Group (as determined in good faith by the Board) and (B) such cash distribution from the U.K. Group to the U.S. Group would result in Repatriation Costs, then (I) at least fourteen (14) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Company shall give the Shareholders’ Representative written notice of the portion of such Tax Benefit Payment that cannot be made without the incurrence of Repatriation Costs (the “Affected Portion”) and the amount of such Repatriation Costs (along with a reasonably detailed description of such items) and (II) at least seven (7) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Shareholders’ Representative shall notify the Company in writing that either (x) the Shareholders’ Representative elects to receive such Affected Portion currently, in which case the Company may reduce such Affected Portion by the amount of such Repatriation Costs or (y) the Shareholders’ Representative elects to defer the receipt of the Affected Portion, in which case such Affected Portion will be deferred until such time as the U.S. Group has sufficient cash to pay such Affected Portion without a cash distribution from the U.K. Group (as determined in good faith by the Board) or the U.K. Group can make a cash distribution to fund any shortfall without the incurrence of any Repatriation Costs; provided that, if any portion of an Affected Portion can later be paid by the Company out of available cash (as determined in good faith by the Board) or through a distribution from the U.K. Group that can be made without the incurrence of any Repatriation Costs, such portion shall then become due and payable.  Any amount deferred pursuant to the preceding sentence shall accrue interest at the Agreed Rate, from the date that such amount originally became due and payable (without regard to the preceding sentence) through the actual payment date, compounded annually.

Section 3.02                            No Duplicative Payments; Intent.  It is intended that the provisions of this Agreement will not result in duplicative payment of, or duplicative credit being given in respect of, any amount (including interest) required under this Agreement.  It is also intended

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that, except as specifically provided in the case of a Divestiture or Early Termination Payment, the provisions of this Agreement provide that eighty-five percent (85%) of each of the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit for all years less certain Repatriation Costs (to the extent expressly provided in Section 3.01(b)) be paid to the Shareholders pursuant to this Agreement.  Such amount shall be determined using a “with and without” methodology.  Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or the appropriate provisions of Tax law in the relevant jurisdiction, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the NOLs and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.  The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03                            Tax Treatment; Limitation.

(a)                                 The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any ITR Payment payable by the Company to a Shareholder under this Agreement to be treated as imputed interest (“Imputed Interest”).  Except in the case of Shareholders for which payments under this Agreement are treated as compensatory, the portion of any ITR Payment payable by the Company to a Shareholder under this Agreement that is not Imputed Interest shall be treated for U.S. federal, state, local, and non-U.S. income Tax purposes as additional merger consideration under the Transaction Agreement that is taxable in the year in which such payment is received (i.e., “open transaction” treatment shall apply); provided, for the avoidance of doubt, that nothing in this Section 3.03 shall preclude a Shareholder, or any direct or indirect owner of a Shareholder, from electing out of the installment method or making determinations required by applicable Tax law.

(b)                                 It is intended that the First Merger and the Second Merger, taken together, will constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and pursuant to such intention, and notwithstanding anything to the contrary in the Agreement, to the extent that the portion of any ITR Payment that is treated as Boot (as defined below) would, when taken together with any other merger consideration paid with respect to Envigo Common Stock under the Transaction Agreement or this Agreement that is treated as Boot, exceed an amount equal to 60% of the sum of (x) the fair market value of the Class A Shares to be issued to the Shareholders (determined by using the Class A Market Value) and (y) the cumulative amount of cash and other consideration (other than Class A Shares) paid to the Shareholders pursuant to this Agreement and the Transaction Agreement (with any Warrants valued by reference to the Class A Market Value), to the extent treated as Boot, then a portion of such excess cash amount shall instead be paid to the Shareholders in the form of a number of Class A Shares (with each such share to be valued at the Class A Market Value) such that the foregoing percentage does not exceed 60%.  For purposes of this Section 3.03(b), the term “Boot” shall mean any merger consideration paid under the Transaction Agreement or this Agreement with respect to Envigo Common Stock other than stock of the Company, including, for the avoidance of doubt, the payment of cash, warrants, and the portion of any Tax Benefit Payment that is not treated as Imputed Interest.

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(c)                                  For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 3.03 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or good faith administrative settlement with (or final administrative decision by) the relevant governmental authority.

(d)                                 Company shall determine after consultation with the Advisory Firm and the Shareholders’ Representative the extent to which it is permitted by law to utilize any NOLs, and such NOLs shall be taken into account in computing the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, as applicable, so long as the Advisory Firm agrees at a “more likely than not” or higher level of comfort that such utilization is available.

Section 3.04                            Late Payments by the Company.  The amount of any portion of any ITR Payment not made to the Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

ARTICLE IV
TERMINATION

Section 4.01                            Termination.

(a)                                 Termination.  This Agreement shall terminate on the date on which all required ITR Payments have been made under this Agreement.

(b)                                 Early Termination.  Notwithstanding Section 4.01(a), the Company may elect to terminate this Agreement early by paying to the Shareholders the Early Termination Payment.  Upon payment of the Early Termination Payment, neither the Company nor any Shareholder shall have any further payment obligations under this Agreement, other than any (i) ITR Payment agreed to by the Company and the Shareholders’ Representative as due and payable but unpaid as of the Early Termination Notice, and (ii) ITR Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c)                                  Breach of Agreement.  In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment agreed by the Company and the Shareholders’ Representative as due and payable but unpaid as of the Early Termination Date, and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such Early

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Termination Date.  Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Shareholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that, subject to Section 6.13, the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due; provided, however, that in the event that payment is not made within three (3) months of the date such payment is due, the Shareholders (through the Shareholders’ Representative) shall be required to give written notice to the Company that the Company has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Company, the Company shall no longer be deemed to be in breach of such material obligation under this Agreement.

(d)                                 Change of Control.  In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any ITR Payment agreed to by the Company and the Shareholders’ Representative as due and payable but unpaid as of the Early Termination Date, and (3) any ITR Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that such amount is included in the Early Termination Payment).  No later than three (3) months after such Change of Control, the Company shall deliver to the Shareholders’ Representative an Early Termination Schedule (which, for the avoidance of doubt, shall be deemed to have been delivered on the date of the Change of Control), and the Shareholders’ Representative shall have thirty (30) calendar days after actually receiving the Early Termination Schedule to provide the Company with an Objection Notice in accordance with the procedures set forth in Section 4.02, below.  In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “effective date of a Change of Control” for the phrase “Early Termination Date.”

(e)                                  Divestiture Acceleration Payment.  In the event of a Divestiture, the Company shall pay to the Shareholders the Divestiture Acceleration Payment with respect to such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

Section 4.02                            Early Termination Notice.  If the Company chooses to exercise its right of early termination under Section 4.01(b), above, the Company shall deliver to the Shareholders’ Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment.  The decision for the Company to exercise its rights of early termination under Section 4.01(b), above, shall be valid only upon the adoption and approval of a special resolution by the Board (such approval for these purposes shall require a vote in favor of such action by a majority of the Company’s independent directors) authorizing the Company to exercise its right of early

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termination under Section 4.01(b), above.  The Early Termination Payment shall become final and binding on all parties unless the Shareholders’ Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with an Objection Notice.  If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Company of the Objection Notice, the Company and the Shareholders’ Representative shall employ the Reconciliation Procedures.

Section 4.03                            Payment Upon Early Termination or Divestiture.

(a)                                 Within five (5) Business Days after agreement is reached between the Shareholders’ Representative and the Company concerning the Early Termination Schedule, the Company shall pay to each Shareholder its share (based on such Shareholder’s Applicable Percentage) of an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Shareholders, or as otherwise agreed by the Company and the Shareholders.

(b)                                 The “Early Termination Payment” means, as of the date of the delivery of an Early Termination Schedule, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Shareholders from and after the Early Termination Date, assuming the Valuation Assumptions are applied.  For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year.  The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

(c)                                  The “Divestiture Acceleration Payment” means, as of the date of any Divestiture, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments resulting solely from the Transferred NOLs that would be required to be paid by the Company to the Shareholders from and after the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divestitures.  For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year.  The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

ARTICLE V
COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 5.01                            Shareholders’ Representative Participation in Company Tax Matters.  Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or

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settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect the Shareholders’ rights and obligations under this Agreement.  Notwithstanding the foregoing, the Company shall act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its Affiliates to take any action, primarily for the purpose of reducing the amount of any ITR Payment or delaying the timing of any ITR Payment, including making any material change in accounting policies or practices (except for any such change required by GAAP or by applicable Tax law). Notwithstanding the foregoing, the Company shall notify the Shareholders’ Representative of, and keep the Shareholders’ Representative reasonably informed with respect to, the portion of any audit of the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Shareholders’ rights and obligations under this Agreement, and shall give the Shareholders’ Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 5.02                            Consistency.  Except upon the written advice of an Advisory Firm, the Company shall report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement provided or required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law.  If any advice of an Advisory Firm described above is inconsistent with any treatment specified by the Company in any Schedule or statement described above, the Company shall promptly notify the Shareholders’ Representative and any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the Shareholders’ Representative shall have the right to object to such advice pursuant to this Section 5.02.  In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the Shareholders’ Representative pursuant to the definition of “Advisory Firm,” such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the Shareholders’ Representative agree to the use of other procedures and methodologies).

Section 5.03                            Cooperation.  Each of the Company, on the one hand, and the Shareholders’ Representative, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials in its possession as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 5.03.

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ARTICLE VI
MISCELLANEOUS

Section 6.01                            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email upon confirmation of transmission by the sender’s server if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company or the Independent Directors, to:

[•]

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Michael J. Aiello
Jaclyn L. Cohen
Mark Schwed
Email:	michael.aiello@weil.com;
jackie.cohen@weil.com;
mark.schwed@weil.com

If to the Shareholders’ Representative:

[•]

and

If to a Shareholder, to the name and address specified on Schedule A.

Any party may change its address or email address by giving the other party written notice of its new address or email address in the manner set forth above.

Section 6.02                            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.03                            Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement

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shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  The parties to this Agreement agree that the Shareholders are expressly made third party beneficiaries to this Agreement.  Except as otherwise provided in the preceding sentence and the Transaction Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.04                            Governing Law.  This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 6.05                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such term or other provision as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.06                            Successors; Assignment; Amendments; Waivers.

(a)                                 The Shareholders’ Representative may not assign this Agreement to any person; provided, however, that the Shareholders’ Representative may assign this Agreement to any of its Affiliates, permitted successors or replacements under the Transaction Agreement, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of Section 6.06(c).

(b)                                 No Shareholder may transfer this Agreement or its rights to ITR Payments under this Agreement; provided, that any Shareholder may transfer this Agreement and its rights to ITR Payments under this Agreement to its direct or indirect owners or other Affiliates or, with the prior written consent of the Shareholders’ Representative (which may be granted or withheld in the sole discretion of the Shareholders’ Representative), to other Shareholders or their direct or indirect owners or other Affiliates.

(c)                                  The Company may not assign this Agreement to any person.

(d)                                 No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholders’ Representative, whereupon all Shareholders shall be bound.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(e)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective

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successors, assigns, heirs, executors, administrators and legal representatives.  The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 6.07         Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.08         Resolution of Disputes.

(a)           Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the “Rules”).  The place of arbitration shall be New York, New York.  The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the Rules.  If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the CPR.  The arbitrator shall be a former judge.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)           Notwithstanding the provisions of paragraph (a), either party may bring an action or special proceeding in a court of competent jurisdiction in accordance with Section 6.08(c) solely for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Shareholder (through the Shareholders’ Representative) (i) expressly consents to the application of paragraph (c) of this Section 6.08 to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Shareholders’ Representative of any such service of process, shall be deemed in every respect effective service of process upon all Shareholders in any such action or proceeding.

(c)           (i) THE COMPANY, THE SHAREHOLDERS’ REPRESENTATIVE AND THE SHAREHOLDERS (THROUGH THE SHAREHOLDERS’ REPRESENTATIVE) HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED

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STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.08 AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION OR JUDICIAL PROCEEDING, THAT SUCH ACTION OR JUDICIAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE, (ii) THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR JUDICIAL PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT AND (iii) THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH ACTION OR JUDICIAL PROCEEDING AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION OR JUDICIAL PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.01OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 6.09         Reconciliation.  Notwithstanding the provisions of Section 6.08, in the event that the Company and the Shareholders’ Representative are unable to resolve a disagreement with respect to the matters governed by this Agreement within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or any Shareholders’ Representative or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution.  The   costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company, except as provided in the next sentence.  Each of the Company and the Shareholders’ Representative shall bear its own costs and expenses of such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.09 shall be binding on the Company and all Shareholders and may be entered and enforced in any court having jurisdiction.

Section 6.10         Withholding.  Notwithstanding any other provision of this Agreement (but subject to Section 3.03(a)), the Company shall be entitled to deduct and withhold, or cause

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to be deducted or withheld, from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of whom such withholding was made. Each Shareholder shall promptly provide the Company with any applicable tax forms and certifications reasonably requested by the Company in connection with determining whether any such deductions and withholdings are required under any provision of U.S. federal state, local or non-U.S. tax law.

Section 6.11         Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.  If the Company is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, other than in a manner that gives rise to a Change in Control: (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

Section 6.12         Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.13         Certain Permitted Payment Deferral.  For the avoidance of doubt, no Tax Benefit Payment shall be required to be made by the Company to the extent that the Company does not have available cash to make such payment absent a distribution from other members of the U.S. Group or members of the U.K. Group (as determined in good faith by the Board) and such other U.S. Group members or U.K. Group members are prohibited, by the terms of then outstanding indebtedness for borrowed money, from making such required distributions to the Company; provided, that the Company shall make any such payment (or portion thereof) as soon as the Company has available cash to make such payment or portion thereof (as determined in good faith by the Board)  or such distribution (or portion thereof) is no longer prohibited by the terms of any such outstanding indebtedness.  Any Tax Benefit Payment deferred under this Section 6.13 shall accrue interest at the Agreed Rate, from the date that such Tax Benefit Payment originally became due and payable (without regard to this Section 6.13) though the actual payment date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement.

Section 6.14         Obligations of Holdings.  If requested by the Company, Holdings shall promptly distribute to the Company any cash needed by the Company to make any ITR Payment.

(Signatures on following pages)

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IN WITNESS WHEREOF, the Company and the Shareholders’ Representative have duly executed this Agreement as of the date first written above.

Avista Healthcare Public Acquisition Corp.

By:
Name:
Title:

Envigo Holdings, Inc.

By:
Name:
Title:

Jermyn Street Associates LLC

By:
Name:
Title:

Exhibit C

Form of Registration Rights Agreement

FORM OF AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•] is made and entered into by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (the “Company”), Avista Acquisition Corp., a Cayman Islands exempted company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and collectively the “Existing Holders”), the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed an “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively, the “New Holders”).

RECITALS

WHEREAS, on October 10, 2016 (the “Original Execution Date”), the Company and the Existing Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Transaction Agreement (the “Transaction Agreement”), dated as of August 21, 2017, by and among Envigo International Holdings, Inc., Avista Healthcare Merger Sub, Inc., Avista Healthcare NewCo, LLC and Jermyn Street Associates, LLC, solely in its capacity as  Shareholder Representative (as defined therein);

WHEREAS, upon the closing of the transactions contemplated by the Transaction Agreement and subject to the terms and conditions set forth therein, (a) the New Holders will hold shares of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”) and warrants to purchase shares of Class A Common Stock (“New Holder Warrants”) and (b) the Existing Holders will hold shares of Class B common stock, par value $0.0001, of the Company (“Class B Common Stock”) and warrants to purchase shares of Class A Common Stock (the “Private Placement Warrants”), in each case, in such amounts and subject to such terms and conditions as set forth in the Transaction Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person.  For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in Section 3.4.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” means, as applicable, the Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Family Group” shall mean, with respect to any Person, such Person, such Person’s spouse, such Person’s or his/her spouse’s mother, father, descendants, sisters, brothers, aunts, uncles, first cousin, spouses of such Person’s descendants, sisters, brothers, aunts, uncles, first cousin and any trust, foundation or other legal entity controlled by such Person or any of such Person’s spouse or descendants, sisters, brothers, aunts, uncles, first cousin, and estate planning (or similar) vehicles for the benefit of any of the foregoing Persons.  Family Group members include Persons who are such by birth or adoption.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in Section 2.3.

“Founder Lock-up Period” shall mean, with respect to the Founder Stock held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (a) one year after the date hereof, (b) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (c) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property.

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“Founder Stock” shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

“Holders” means the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Holder Lock-Up Period” shall mean, with respect to the Restricted Shares that are held by the New Holders (other than the Savanna New Holder or its Permitted Transferees) or their Permitted Transferees, the period ending six months after the date hereof.

“Original Execution Date” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period, Private Placement Lock-up Period, New Holder Lock-Up Period, Savanna New Holder Three-Month Lock-Up Period or Savanna New Holder Six-Month Lock-Up Period, as applicable, in accordance with this Agreement and any other agreement between the Company and such Holder.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Class A Common Stock issued upon the conversion of Class B Common Stock, (b) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A common Stock issued or issuable upon the exercise of any other equity security) held by an Existing Holder as of the date of this Agreement, (d) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by an Existing Holder, (e) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A common Stock issued or issuable upon the exercise of any other equity security) held by a New Holder as of the date of this Agreement, (g) the New Holder Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such New Holder Warrants) and (h) any other equity security of the Company issued or issuable with respect to any shares of Class A Common Stock described in the foregoing clauses (a) through (g) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any

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particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) except with respect to Registrable Securities held by the Savanna New Holder, such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)          all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Class A Common Stock are then listed;

(B)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)          printing, messenger, telephone and delivery expenses (including the cost of distributing prospectuses in preliminary and final form as well as any supplements thereto);

(D)          reasonable fees and disbursements of counsel for the Company;

(E)           reasonable fees and disbursements of all independent registered public accountants of the Company (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement;

(F)           reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

(G)          all transfer agent’s and registrar’s fees;

(H)          customary fees and expenses incurred in connection with any “road show” for underwritten offerings; and

(I)            customary fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers of securities.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Restricted Shares” shall have the meaning given in Section 3.6.

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“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Savanna New Holder” shall mean those certain New Holders designated as a “Savannah New Holder” on the signature page hereto.

“Savanna New Holder Six-Month Lock-Up Period” shall mean, with respect to the Savanna New Holder Six-Month Restricted Shares, the period ending six months after the date hereof.

“Savanna New Holder Six-Month Restricted Shares” shall mean 25% of the Restricted Shares that are held by the Savanna New Holder or its Permitted Transferees as of the date hereof.

“Savanna New Holder Three- Month Lock-Up Period” shall mean, with respect to the Savanna New Holder Three-Month Restricted Shares, the period ending three months after the date hereof.

“Savanna New Holder Three- Month Restricted Shares” shall mean 75% of the Restricted Shares that are held by the Savanna New Holder or its Permitted Transferees as of the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Suspension Period” shall have the meaning given in Section 3.4.

“Transfer” shall have the meaning given in Section 3.6.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1          Demand Registration.

2.1.1       Request for Registration.  Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, (a) the Existing Holders of at least a majority-in-interest of then then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders, or (c) the Savanna New Holder, (the “Demanding Holders”), in each case, may make a written demand for Registration of all or a part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”); provided that no Holder (other than the Savanna New Holder) may make a Demand Registration during the period starting on the date hereof and ending on the date six months after the date hereof (the “Savanna New Holder Exclusivity Period”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company; provided, that during the Savanna New Holder Exclusivity Period, no Holder other than the Savanna New Holder shall have the right to include any portion of such Holder’s Registrable Securities in a Registration.  Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon

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thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such New Holders; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1.  Notwithstanding the foregoing, the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder (except if such Demanding Holder is the Savanna New Holder) in the preceding one-hundred and fifty (150) days.

2.1.2       Effective Registration.  Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3       Underwritten Offering.  Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4       Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and, if the Demanding Holders are Existing Holders, the Requesting Holders that are Existing Holders (if any) or, if the Demanding Holders are New Holders, the Requesting Holders that are New Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that each

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Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder is a Demanding Holder or Requesting Holder) pursuant to this clause (i) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Underwritten Offering,  (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of any other Holders (pro rata, based on the respective numbers of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof) without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5       Demand Registration Withdrawal.  Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration pursuant to subsection 2.1.1 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving any Underwritten Offering, the effectiveness of the applicable Registration Statement or (y) in the case of any Demand Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2          Piggyback Registration.

2.2.1       Piggyback Rights.  If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2       Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)           If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder has elected to participate in the Piggyback Registration) pursuant to this clause (ii) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Piggyback Registration,  and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)           If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has so requested to be registered, which can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder has elected to participate in the Piggyback Registration) pursuant to this clause (ii) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Piggyback Registration, third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3       Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (x) in the case of a Piggyback Registration not involving an Underwritten Offering, prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or (y) in the case of any Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement

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filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4       Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1.1 hereof.

2.3          Registrations on Form S-3.  The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”).  Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company.  As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000.

2.4          Restrictions on Registration Rights.  If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Offering and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.  Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any applicable Holders, until after the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable; provided, however, that this shall not prevent any Holder from making a Demand Registration or other Registration hereunder prior to the expiration of such lock-up such that such Registration Statement is only effective on or after the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period.

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ARTICLE III
COMPANY PROCEDURES

3.1          General Procedures.  If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1       prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2       prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3       prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders (and in each case shall consider in good-faith any comments provided by such persons);

3.1.4       prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5       cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6       provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7       advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of comments by the Commission, any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8       at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or, to the extent practicable, any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

3.1.9       notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10     permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration and the underwriters due diligence responsibilities and ; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11     obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12     if such offering is an underwritten offering, use its reasonable best efforts to provide legal opinions of the Company’s outside counsel, addressed to the underwriters, dated the effective date of, or the date of the final receipt issued for, such Registration Statement (the date of the closing under the underwriting agreement for such offering), each amendment and supplement thereto, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

3.1.13     on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.14     in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering and take all such appropriate and reasonable other actions as the Holders  or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

3.1.15     make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated by the Commission);

3.1.16     if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[25,000,000], use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.17     otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2          Registration Expenses.  The Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts and brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3          Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4          Suspension of Sales; Adverse Disclosure.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).  If the filing, initial effectiveness or continued use of a (including in connection with any Underwritten Offering) Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”) and in no event shall (i) the Company deliver notice of a Blackout Period to the Holders more than two times in any calendar year (or more than once in a six month period) or (ii) Blackout Periods be in effect for an aggregate of forty-five (45) days or more in any calendar year.  In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.  The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5          Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system).  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6          Transfer Restrictions.

3.6.1       During the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, no New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any shares of Class A Common Stock, any New Holder Warrants or shares of Class A Common Stock

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issued with respect thereto or any other options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, whether now owned or hereinafter acquired, that is owned directly by such New Holder (including securities held as a custodian) or with respect to which such New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”); provided, that, for the avoidance of doubt, the foregoing restrictions shall only apply to (i) the Savanna New Holder Three-Month Lock-Up Restricted Shares during the Savanna New Holder Three-Month Lock-Up Period and (ii) the Savanna New Holder Six-Month Lock-Up Restricted Shares during the Savanna New Holder Six-Month Lock-Up Period. The foregoing restriction is expressly agreed to preclude each New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such New Holder.  Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

3.6.2       Each New Holder hereby represents and warrants that it now has, and, except as contemplated by this subsection 3.6.2, for the duration of the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, will have, good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such New Holder to comply with the foregoing restrictions.  Each New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares during the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, except in compliance with the foregoing restrictions.

3.6.3       Notwithstanding anything to the contrary set forth herein, a Holder may Transfer Restricted Shares, Founder Stock or Private Placement Warrants (including shares of Class A Common Stock issued in exchange thereof) prior to the expiration of the applicable lock-up period to (a) an Affiliate of such Holder or, in the case of a Holder who is a natural person, such Holder’s Family Group, (b) in the case of an entity, to its direct or indirect beneficial owners in accordance with their pro rata ownership share in such entity, (c) any other Holder or an Affiliate of any other Holder, or (d) such other Peron upon the prior written consent of the Company; provided that, in each case, it shall be a condition to any such Transfer, that the transferee execute and deliver a joinder to this Agreement in a form reasonably satisfactory to the Company whereby such transferee shall agree to be bound by the terms of this Agreement and shall thereupon be deemed an Existing Holder or New Holder hereunder, as applicable.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1          Indemnification.

4.1.1       The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, their affiliates and their respective officers, directors, employees and partners and each person who is a “controlling person” such Holder (within the meaning of the Securities Act) against, and pay and reimburse such persons for  all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein and the Company will pay and reimburse any Holder and each such affiliate, director, officer, employee, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding.  The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder or as is reasonable and customary in an underwritten offering.

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4.1.2       In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.  The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3       Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless (i) such settlement is to be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) (ii) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (iii) such settlement does not include an admission of fault by such indemnified party.

4.1.4       The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5       If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed

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to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1          Notices.  Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile.  Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation.  Any notice or communication under this Agreement must be addressed, if to the Company to: 65 East 55th St., 18th Floor, New York, NY 10022 or by facsimile at (212) 593-6901, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.  Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2          Assignment; No Third Party Beneficiaries.

5.2.1       This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2       Prior to the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to another Holder or a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3       This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4       This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5       No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).  Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3          Counterparts.  This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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5.4          Governing Law; Venue.  NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.5          Amendments and Modifications.  Upon the written consent of (i) the Company and (ii) Holders of at least a majority-in-interest of the Registrable Securities held by the Holders at the time in question at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group, the New Holders as group or the Savanna New Holder with respect to rights or obligations specific to the Savanna New Holder, respectively, in a manner that is materially adversely different from Existing Holders, New Holders or Savanna New Holder, as applicable shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders, a majority-in-interest of the Registerable Securities held by such New Holders or the Savanna New Holder, as applicable, at the time in  question so affected, provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.  No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.  No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6          Other Registration Rights.  The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.  Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement without the written consent of a majority-in-interest of the Registrable Securities held by the Holders at the time in question. For the term of this Agreement, the Company shall not grant to any Person the right to require the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without written consent of the majority-in-interest of the Holders, unless such rights are explicitly made subordinate to all rights granted hereunder.

5.7          Term.  This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.  The provisions of Section 3.5 and Article IV shall survive any termination.

5.8          Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference

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purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless expressly indicated otherwise in this Agreement, all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to [•] and shall not be deemed to refer to the Original Execution Date.

5.9          Listing. The Company agrees to use commercially reasonable efforts to cause the Class A Common Stock to continue to be listed on the NASDAQ Stock Market or another national securities exchange

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP

By:
Name:
Title:

EXISTING HOLDERS:

AVISTA ACQUISITION CORP

By:
Name:
Title:

HÅKAN BJÖRKLUND:

By:
Name: Håkan Björklund

CHARLES HARWOOD

By:
Name: Charles Harwood

BRIAN MARKISON

By:
Name: Brian Markison

ROBERT O’NEIL

By:
Name: Robert O’Neil

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

[NEW HOLDER]

By:
Name:
Title:

Exhibit D

Form of Certificate of Incorporation of Parent upon Domestication

FORM OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this certificate of incorporation and do hereby certify as follows:

ARTICLE I

1.1          Name.  The name of the Corporation is:

Avista Healthcare Public Acquisition Corp.

ARTICLE II

2.1          Address.  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

3.1           Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.  Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.  The Corporation is being incorporated in connection with the domestication of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (“Avista Healthcare Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Avista Healthcare Cayman.

ARTICLE IV

4.1           Authorized Shares.  The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock (“Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (ii) 20,000,000 shares of Class B Common Stock (“Class B Common Stock”); and (b) 1,000,000 shares of preferred stock (“Preferred Stock”).  Upon the effectiveness of the Domestication (the “Effective Time”), any stock certificate that, immediately prior to the Effective Time, represented Original Class A Shares or Original Class B Shares will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represented an identical number of shares of Class A Common Stock and Class B Common Stock of the Corporation.  Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate.  The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2          Common Stock.  The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a)           Voting.  Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

(b)           Dividends and Distributions.  Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c)           Liquidation, etc.  Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(d)           No holder of shares of Common Stock shall have cumulative voting rights.

(e)           No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

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4.3          Class B Common Stock

(a)           On the first business day following the consummation of the Business Combination, the issued and outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock on a one-for-one basis; provided, however, in the case that additional shares of Class A Common Stock or any other equity-linked securities are issued or deemed issued in excess of the amount sold in the IPO and related to or in connection with the consummation of the Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at a ratio for which:

(i)            the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the consummation of the Business Combination; and

(ii)           the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

(b)           The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after October 12, 2016 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

(c)           Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3.  The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each Share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Certificate and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(d)           At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.3 in its entirety.

(e)           Notwithstanding anything to the contrary in this Section 4.3, in no event may any Share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

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4.4          Preferred Stock.  The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto.  Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting any series or class, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series or class;

(b)           the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c)           whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d)           whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e)           whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h)           any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations

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or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding.  Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.5          Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

5.1          [RESERVED.]

ARTICLE VI

6.1          Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

6.2          Number of Directors.  Upon the Effective Time, the total number of directors constituting the entire Board of Directors shall be seven (7).  Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office.

6.3          Classification.  Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. No director shall be a member of more

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than one class of directors. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time.  At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

6.4          Removal of Directors.  Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.  For purposes of this Section 6.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

6.5          Term.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.  A director may resign at any time upon written notice to the Corporation.

6.6          Vacancies.  Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

6.7          Director Elections by Holders of Preferred Stock.  Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

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6.8          Officers.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII

7.1          Elections of Directors.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

7.2          Advance Notice.  Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation.  Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

7.3          No Stockholder Action by Consent.  Subject to the terms of any one or more series or classes of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

7.4          Postponement, Conduct and Adjournment of Meetings.  Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.  The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

7.5          Special Meetings of Stockholders.  Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws.

ARTICLE VIII

8.1           Limited Liability of Directors.  To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director.  If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation.  Any alteration, amendment, addition to or repeal of this Section 8.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 8.1, shall not reduce, eliminate or adversely affect any right or protection of a director of

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the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

8.2          Indemnification and Advancement.  The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (Indemnitee) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 7.2.  “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

8.3          Nonexclusivity of Rights; Sponsors Directors.

(a)           The rights conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

(b)           The Corporation hereby acknowledges that the directors that are partners or employees of the Sponsors (“Sponsors Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsors and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, the Sponsors (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Sponsors Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sponsors Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Sponsors Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation

8

and the Sponsors Directors), without regard to any rights the Sponsors Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Sponsors Directors with respect to any claim for which the Sponsors Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Sponsors Directors against the Corporation. The Corporation and the Sponsors Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

8.4          Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

8.5          Other Indemnification and Prepayment of Expenses.  This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

8.6          Change in Rights.  Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE IX

9.1          Delaware.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

10.1        Amendments to Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office.  Notwithstanding anything to the contrary contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), the majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

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ARTICLE XI

11.1        Section 203 of the DGCL.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

11.2        Corporate Opportunities.  To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of the Sponsors, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

11.3        Amendments to Article XI.  Notwithstanding anything to the contrary in this Certificate or the Bylaws of the Corporation, for as long as the Sponsors and their affiliates collectively beneficially own shares of stock of the Corporation representing at least 5% of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, this Article XI shall not be amended, altered or revised, including by merger or otherwise, without the Sponsors’ prior written consent.

ARTICLE XII

12.1        Forum.  Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction

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of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination).  To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

13.1        Amendment.  The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIV

14.1        Severability.  If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

Certain Definitions.  Except as otherwise provided in this Certificate, the following definitions shall apply to the following terms as used in this Certificate:

“affiliate” shall mean (a) in respect of each of the Sponsors, any Person that, directly or indirectly, is controlled by the Sponsors, controls the Sponsors or is under common control with the Sponsors and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; provided, however, that for the purposes of this definition none of (i) the Corporation, its subsidiaries and any entities (including corporations, partnerships, limited liability companies or other persons) in which the Corporation or its subsidiaries hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Sponsors and its affiliates (excluding the Corporation, its subsidiaries or other entities described in clause (i)), on the other hand, shall be deemed to be “affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person means the

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possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Combination” shall mean the transaction contemplated by that certain Transaction Agreement, dated as of August 21, 2017, by and among the Corporation, Envigo International Holdings, Inc., a Delaware corporation, Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and Avista Healthcare NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, including the First Merger (as defined therein) and the Second Merger (as defined therein).

“Domestication” shall mean the domestication of the Corporation from a Cayman Islands exempted company to a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL.

“IPO” shall mean the Corporation’s initial public offering of securities pursuant to the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on September 2, 2016.

“Original Class A Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

“Original Class B Shares” shall mean the Class B ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

“Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

“Sponsors” shall mean [•].

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, this Certificate has been executed on this      day of [•].

By:
Name:
	Title:	Sole Incorporator

Exhibit E

Form of Form of Bylaws of Parent upon Domestication

FORM OF BYLAWS

BYLAWS

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

(a Delaware corporation)

Effective [ • ]

ARTICLE I

STOCKHOLDERS

Section 1.01.         Annual Meetings.  The annual meeting of the stockholders of Avista Healthcare Public Acquisition Corp. (the “Corporation”) for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors of the Corporation (the “Board of Directors” or “Board”), and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the “DGCL”), and at such date and at such time as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02.         Special Meetings.  Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation.  The ability of stockholders to call a special meeting of stockholders is specifically denied.  Any such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the DGCL, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.03.         No Stockholder Action by Consent.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Section 1.04.         Notice of Meetings; Waiver.

(a)           Unless otherwise prescribed by statute or the Certificate of Incorporation of the Corporation (as it may be amended from time to time, the “Certificate of Incorporation”), the Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally by mail or by electronic transmission, or as otherwise provided in these Bylaws, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, or in the case of a meeting called for the purpose of acting upon a merger or consolidation not fewer than twenty (20) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting.  If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address.  If such notice is delivered (rather than mailed) to the stockholder’s address, the notice shall be deemed to be given when delivered.  Such further notice shall be given as may be required by law.

(b)           A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice.  Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a written waiver of notice.  Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)           For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation’s giving notice by that particular form of electronic transmission.  A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation.  A stockholder’s consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary of the Corporation, any Assistant Secretary, the transfer agent or other person responsible for giving notice.

(d)           Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

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(e)           If a stockholder meeting is to be held by means of remote communication and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list.  A waiver of notice may be given by electronic transmission.

Section 1.05.         Quorum.  Except as otherwise required by law or by the Certificate of Incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; it being understood that to the extent the Board of Directors issues or grants any shares that are subject to vesting or forfeiture and restrict or eliminate voting rights with respect to such shares until such vesting criteria is satisfied or such forfeiture provisions lapse, any such unvested shares shall not be considered to have the power to vote at a meeting of stockholders.  Where a separate vote by one or more classes or series is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter.  Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

Section 1.06.         Voting.

(a)           If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date.  If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)           Except as otherwise required by law, the Certificate of Incorporation or these Bylaws (including Sections 2.12 and 8.02), (i) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors and (ii) all other matters shall be decided by the affirmative vote of a majority of the votes properly cast for or

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against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

Section 1.07.         Voting by Ballot.  No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise provided in the Certificate of Incorporation or required by law.  Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

Section 1.08.         Postponement and Adjournment.  Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.  If a quorum is not present at any meeting of the stockholders, the Chairperson of such meeting shall have the power to adjourn the meeting without a vote of the stockholders.  Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.04 of these Bylaws, shall be given to each stockholder of record entitled to vote at such meeting.  At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.09.         Proxies.  Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy.  A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent.  Such proxy must be filed with the Secretary of the Corporation before or at the time of the meeting at which such proxy will be voted.  No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.  Proxies by telegram, cablegram, facsimile or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission was authorized by the stockholder.  Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or

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transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 1.10.         Organization; Procedure.  At every meeting of stockholders, the Chairperson of such meeting shall be the Chairperson of the Board or, if no Chairperson of the Board has been elected or in the event of his or her absence or disability, a Chairperson chosen by the Board of Directors.  The Secretary of the Corporation, or in the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary of the Corporation, an appointee of the Chairperson of the meeting, shall act as Secretary of the meeting.  The order of business and all other matters of procedure at every meeting of stockholders may be determined by the Chairperson of such meeting.

Section 1.11.         Business at Annual and Special Meetings.  No business may be transacted at an annual or special meeting of stockholders other than business that is:

(a)           specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or a duly authorized committee thereof,

(b)           otherwise brought before the meeting by or at the direction of the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, or

(c)           otherwise brought before the meeting by a “Noticing Stockholder” who complies with the notice procedures set forth in Section 1.12 of these Bylaws.

A “Noticing Stockholder” must be either a “Record Holder” or a “Nominee Holder.”  A “Record Holder” is a stockholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting.  A “Nominee Holder” is a stockholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business.  Clause (c) of this Section 1.11 shall be the exclusive means for a Noticing Stockholder to make director nominations or submit other business before a meeting of stockholders (other than proposals brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting, which proposals are not governed by these Bylaws).  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholders’ meeting except in accordance with the procedures set forth in Section 1.11 and Section 1.12 of these Bylaws.

Section 1.12.         Notice of Stockholder Business and Nominations.  In order for a Noticing Stockholder to properly bring any item of business before a meeting of stockholders, the Noticing Stockholder must give timely notice thereof in writing to the

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Secretary of the Corporation in compliance with the requirements of this Section 1.12.  This Section 1.12 shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(a)           To be timely, a Noticing Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

(i)            in the case of an annual meeting of stockholders, not earlier than the close of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;

(ii)           in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs;

(iii)          in no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above; and

(iv)          notwithstanding anything in Sections 1.12(a)(i) and (ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a Noticing Stockholder may deliver a notice of nomination in accordance with Sections 1.12(a)(i) and (ii), a Noticing Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(b)           To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Stockholder’s notice to the Secretary must:

(i)            set forth, as to the Noticing Stockholder and, if the Noticing Stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

(A)          the name and address of the Noticing Stockholder as they appear on the Corporation’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”);

(B)          the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Holder or any Stockholder Associated Person of the Noticing Stockholder (except that such Holder or Stockholder Associated Person of the Noticing Stockholder shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Holder or Stockholder Associated Person of the Noticing Stockholder has a right to acquire beneficial ownership at any time in the future) and the date such ownership was acquired;

(C)          any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price, value or volatility of shares of the Corporation;

(D)          any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder or Stockholder Associated Person of the Noticing Stockholder has a right to vote or has granted a right to vote any shares of any security of the Corporation;

(E)           any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement,

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understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(F)           any rights to dividends on the shares of any security of the Corporation owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder that are separated or separable from the underlying shares of the Corporation;

(G)          any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

(H)          any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments or short interests, if any;

(I)            any arrangements, rights, or other interests described in Sections 1.12(b)(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household;

(J)            a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

(K)          a certification regarding whether or not such Holder and any Stockholder Associated Person of the Noticing Stockholder have complied with all applicable federal, state and other legal requirements in connection with such Holder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Corporation and/or such Holder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Corporation;

(L)           any other information relating to the Holder and/or Stockholder Associated Person of the Noticing Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made

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in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

(M)         any other information as reasonably requested by the Corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

(ii)           If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth:

(A)          a reasonably detailed description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Stockholder Associated Persons in such business; and

(B)          a reasonably detailed description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

(iii)          set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

(A)          all information with respect to such proposed nominee that would be required to be set forth in a Noticing Stockholder’s notice pursuant to this Section 1.12 if such proposed nominee were a Noticing Stockholder;

(B)          all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

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(C)          a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

(D)          a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

(iv)          with respect to each nominee for election or reelection to the Board of Directors, the Noticing Stockholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.13 of these Bylaws.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

(c)           For purposes of these Bylaws:

(i)            “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder;

(ii)           “Stockholder Associated Person” means, with respect to any stockholder, (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (A) or (B) above; and

(iii)          “Affiliate” and “Associate” are defined by reference to Rule 12b-2 under the Exchange Act.  An “affiliate” is any “person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or

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is under common control with, the person specified.” “Control” is defined as the “possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.”  The term “associate” of a person means:  (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(d)           Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors.  Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with Section 1.12, nothing in this Section 1.12(d) shall be deemed to preclude discussion by any stockholder of such business.  If any information submitted pursuant to this Section 1.12 by any stockholder proposing a nominee(s) for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with Section 1.12.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he or she should determine that any proposed nomination or business is not in compliance with these Bylaws, he or she shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

(e)           Notwithstanding the foregoing provisions of these Bylaws, a Noticing Stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.11 or Section 1.12 of these Bylaws.

(f)            Nothing in these Bylaws shall be deemed to (i) affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series or class of Preferred Stock, if any, if so provided under any applicable certificate of designation for such Preferred Stock or in the Certificate or Incorporation, or (ii) affect any rights of any holders of common stock pursuant to a stockholders’ agreement with the Corporation

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existing on the date on which these Bylaws were adopted or impose any requirements, restrictions or limitations under Sections 1.11, 1.12 or 1.13 of these Bylaws unless expressly imposed by any such stockholders’ agreement.

Section 1.13.         Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

(a)           is not and will not become a party to:

(i)            any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or

(ii)           any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,

(b)           is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and

(c)           in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 1.14.         Inspectors of Elections.  Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as “inspectors” of elections, and may designate one (1) or more alternate inspectors.  In the event no inspector or alternate is able to act, the Chairperson of such meeting shall appoint one (1) or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector shall:

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(a)           ascertain the number of shares outstanding and the voting power of each;

(b)           determine the shares represented at a meeting, the authenticity, validity, and effect of proxies and ballots, and the existence of a quorum;

(c)           specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.09 of these Bylaws;

(d)           count all votes and ballots;

(e)           determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(f)            certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

(g)           appoint or retain other persons or entities to assist in the performance of the duties of inspector;

(h)           when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.09 of these Bylaws, ballots and the regular books and records of the Corporation.  The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record.  If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable; and

(i)            do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

Section 1.15.         Opening and Closing of Polls.  The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be fixed by the Chairperson of the meeting and announced at the meeting.  The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.16.         List of Stockholders Entitled to Vote.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and

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make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.17.         Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.16 of this Article I or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.         General Powers.  Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon it by applicable law, the Certificate of Incorporation or these Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate of Incorporation.

Section 2.02.         Number, Election and Qualification.  Subject to the terms of any one or more series or classes of Preferred Stock and the Certificate of Incorporation, the total number of directors constituting the Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.  At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon.  Election of directors need not be by written ballot.  Directors need not be stockholders of

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the Corporation. To the extent set forth in the Certificate of Incorporation, the directors of the Corporation may be divided into classes with terms set forth therein.

Section 2.03.         The Chairperson of the Board.  The Board of Directors may elect a Chairperson of the Board from among the members of the Board.  If elected, the Board of Directors shall designate the Chairperson of the Board as either a non-executive Chairperson of the Board or an executive Chairperson of the Board.  The Chairperson of the Board shall not be deemed an officer of the Corporation, unless the Board of Directors shall determine otherwise.  Subject to the control vested in the Board of Directors by statute, by the Certificate of Incorporation, or by these Bylaws, the Chairperson of the Board shall, if present, preside over all meetings of the stockholders and of the Board of Directors and shall have such other duties and powers as from time to time may be assigned to him or her by the Board of Directors, the Certificate of Incorporation or these Bylaws.  References in these Bylaws to the “Chairperson of the Board” shall mean the non-executive Chairperson of the Board or executive Chairperson of the Board, as designated by the Board of Directors.

Section 2.04.         Annual and Regular Meetings.  The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held after the annual meeting of the stockholders and may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.  Notice of such annual meeting of the Board of Directors need not be given.  The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings.  Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally.  Notice of such action need not be given to any director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.05.         Special Meetings; Notice.  Special meetings of the Board of Directors for any purpose or purposes shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, President or by the Board of Directors pursuant to the following sentence, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings.  Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the Board of Directors then in office.  Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24)

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hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or to such other address as any director may request by notice to the Secretary at least seventy-two (72) hours in advance of the meeting.  Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.06.         Quorum; Voting.  At all meetings of the Board of Directors, the presence of at least a majority of the total number of directors shall constitute a quorum for the transaction of business.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 2.07.         Adjournment.  A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place.  No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

Section 2.08.         Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.09.         Regulations; Manner of Acting.  To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate.  The directors shall act only as a Board of Directors and the individual directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

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Section 2.10.         Action by Telephonic Communications.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.11.         Resignations.  Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson of the Board or the Secretary.  Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.12.         Removal of Directors.  Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.  For purposes of this Article II, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 2.13.         Vacancies and Newly Created Directorships.  Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.14.         Compensation.  The amount, if any, which each director shall be entitled to receive as compensation for such director’s services, shall be fixed from time to time by resolution of the Board of Directors or any committee thereof or as an agreement between the Corporation and any Director.  The directors may be reimbursed their out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors in accordance with the Corporation’s policies in effect from time to time and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation and reimbursement for service as committee members.

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Section 2.15.         Reliance on Accounts and Reports, Etc.  A director, or a member of any committee designated by the Board of Directors, shall, in the performance of such director’s or member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person’s professional or expert competence and who the director or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

Section 2.16.         Director Elections by Holders of Preferred Stock.  Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

ARTICLE III

COMMITTEES

Section 3.01.         Committees.  The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one (1) or more committees of the Board of Directors, each committee to consist of such number of directors as from time to time may be fixed by the Board of Directors.  Any such committee shall serve at the pleasure of the Board of Directors.  Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in applicable Delaware law.  The Board of Directors may appoint a Chairperson of any committee, who shall preside at meetings of any such committee.  The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request of the Chairperson of the Board or the Chairperson of such committee.

Section 3.02.         Powers.  Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors or provided in charters or other organization documents of such committee approved by the Board of Directors.  No committee shall have the power or authority: to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted by the Board of Directors to the stockholders for approval; or to adopt, amend or repeal the Bylaws of the Corporation.

Section 3.03.         Proceedings.  Except as otherwise provided herein or required by law, each committee may fix its own rules of procedure and may meet at such place

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(within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time.  Each committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board next following any such proceedings.

Section 3.04.         Quorum and Manner of Acting.  Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business, except that, in the case of one-member committees, the presence of one member shall constitute a quorum and in the case of two-member committees, the presence of two members shall constitute a quorum.  The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee.  Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  The members of any committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

Section 3.05.         Action by Telephonic Communications.  Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06.         Absent or Disqualified Members.  In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.07.         Resignations.  Any member (and any alternate member) of any committee may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such member, to the Board of Directors or the Chairperson of the Board.  Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08.         Removal.  Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the total authorized number of directors.

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Section 3.09.         Vacancies.  If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01.         Chief Executive Officer.  The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors.  The Chief Executive Officer shall (a) supervise the implementation of policies adopted or approved by the Board of Directors, (b) exercise a general supervision and superintendence over all the business and affairs of the Corporation, (c) appoint and remove subordinate officers, agents and employees, except those appointed by the Board of Directors, and (d) possess such other powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer of the Corporation.  The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer.

Section 4.02.         Chief Financial Officer of the Corporation.   The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors.  The Chief Financial Officer of the Corporation shall (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

Section 4.03.         Treasurer and Assistant Treasurers.  The Chief Executive Officer shall appoint a Treasurer of the Corporation and any number of Assistant Treasurers to serve at the pleasure of the Board of Directors. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer or the Chief Financial Officer.  In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the

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Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

Section 4.04.         Secretary of the Corporation.  The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors.  The Secretary of the Corporation shall (a) keep minutes of all meetings of the stockholders and of the Board of Directors, (b) authenticate records of the Corporation, (c) give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and (d) in general, have such powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Secretary of the Corporation.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature.  The Secretary shall see that all books, reports, statements certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.05.         Other Officers Elected by Board of Directors.  At any meeting of the Board of Directors, the Board of Directors may elect a President (who may or may not be the Chief Executive Officer), Vice Presidents, Assistant Secretaries or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors.  Other officers elected by the Board of Directors shall have such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer.  Any number of offices may be held by the same person.

Section 4.06.         Term of Office.  Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign, but, subject to the requirements of the Certificate of Incorporation, any officer may be removed pursuant to the provisions set forth in Section 4.07.

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Section 4.07.         Removal and Resignation; Vacancies.  Any officer may be removed for or without cause at any time by the Board of Directors.  Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary.  Unless otherwise specified therein, such resignation shall take effect upon delivery.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

Section 4.08.         Authority and Duties of Officers.  The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or pursuant to authorization of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.09.         Salaries of Officers.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any duly authorized committee thereof.

ARTICLE V

CAPITAL STOCK

Section 5.01.         Certificates of Stock.  The Board of Directors may authorize that some or all of the shares of any or all of the Corporation’s classes or series of stock be evidenced by a certificate or certificates of stock.  The Board of Directors may also authorize the issue of some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates.  The rights and obligations of stockholders with the same class and/or series of stock shall be identical whether or not their shares are represented by certificates.

(a)           Shares with Certificates.  If the Board of Directors chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation’s name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful.  If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate.  Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request.  Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two officers of the Corporation.  If the person who signed a certificate no longer holds office when the certificate is issued, the certificate is nonetheless valid.

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(b)           Shares without Certificates.  If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware.  The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.02.         Signatures; Facsimile.  All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law.  In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03.         Lost, Stolen or Destroyed Certificates.  Except as provided in this Section 5.03, no new share certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time.  The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation.  The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04.         Transfer of Stock.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.  Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware.  Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.  No transfer of stock shall be valid against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

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Section 5.05.         Record Date.  In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting (or less than twenty (20) days if a merger or consolidation is to be acted upon at such a meeting).  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06.         Registered Stockholders.  Prior to due surrender of a certificate for registration of transfer of any certificated shares, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests.  Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.07.         Transfer Agent and Registrar.  The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01.         Mandatory Indemnification and Advancement of Expenses.  The Corporation shall indemnify and provide advancement to any Indemnitee to the fullest

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extent permitted by law, as such may be amended from time to time.  The rights to indemnification and advancement conferred in this Section shall be contract rights.  In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a)           Proceedings Other Than Proceedings by or in the Right of the Corporation.  Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(a) if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Corporation.  Pursuant to this Section 6.01(a), any Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)           Proceedings by or in the Right of the Corporation.  Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation.  Pursuant to this Section 6.01(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c)           The Corporation hereby acknowledges that Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by sources other than the Corporation (“Third Party Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by the Indemnitees and shall be liable for the full amount of all Expenses,

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judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the Bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Indemnitees), without regard to any rights the Indemnitees may have against the Third Party Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the Indemnitees with respect to any claim for which the Indemnitees have sought indemnification from the Corporation shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Corporation.  The Corporation and the Indemnitees agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.

Section 6.02.         Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.  If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 6.02 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.03.         Employees and Agents.  This Section VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.  Without limiting the generality of the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

Section 6.04.         Advancement of Expenses.  Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto.  Such statement or statements shall reasonably

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evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Any advances and undertakings to repay pursuant to this Section 6.04 shall be unsecured and interest free.

Section 6.05.         Non-Exclusivity.  The rights to indemnification and to the payment of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding conferred in this Article VI shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders, resolution of directors or otherwise.  The assertion or employment of any right or remedy in this Article VI, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

Section 6.06.         Insurance.             The Corporation shall have the power to purchase and maintain insurance, at its expense, to the fullest extent permitted by law, as such may be amended from time to time.  Without limiting the generality of the foregoing, the Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 6.07.         Exception to Rights of Indemnification and Advancement.  Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a)           subject to Section 6.01(c), for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c)           for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

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(d)           in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees, unless (i) the Corporation has joined in or, prior to such Proceeding’s initiation, the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VI, Article VII of the Certificate of Incorporation or any other indemnification, advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

Section 6.08.         Definitions.  For purposes of this Article VI:

(a)           “Corporate Status” describes the status of an individual who is or was or has agreed to become a director or officer of the Corporation or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise.

(b)           “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c)           “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

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(d)           “Indemnitee” means any current or former director or officer of the Corporation; and

(e)           “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI.  If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

Section 6.09.         Right of Indemnitee to Bring Suit.  If a claim under this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation in the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim.  In any such action, the Corporation shall have the burden of proving that Indemnitee was not entitled to the requested indemnification, advancement or payment of Expenses.  It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that Indemnitee has not met the standards of conduct which make it permissible under these Bylaws, the Certificate of Incorporation or the DGCL for the Corporation to indemnify Indemnitee for the amount claimed.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or advancement is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in these Bylaws, the Certificate of Incorporation or the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met any applicable standard of conduct.  If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such action.

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Section 6.10.         Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.11.         Change in Rights.  Neither any amendment nor repeal of this Article VI, nor the adoption of any provision in these Bylaws inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01.         Dividends.  Subject to any applicable provisions of law or the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock.  A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.02.         Execution of Instruments.  The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.  Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 7.03.         Voting as Stockholder.  Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President, if any, the Chief Financial Officer, any Executive Vice President or any other person authorized by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock.  Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting.  The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

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Section 7.04.         Corporate Seal.  The corporate seal shall be in such form as the Board of Directors shall prescribe.  The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.05.         Fiscal Year.  The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

Section 7.06.         Notices.  If mailed, notice to a stockholder shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware.  An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.07.         Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the General Corporation Law of the State of Delaware.

Section 7.08.         Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 7.09.         Severability.  If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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Section 7.10.         Forum.  Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation (including as it may be amended from time to time), or these Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination).

ARTICLE VIII

AMENDMENT OF BYLAWS

Section 8.01.         By the Board.  Subject to the provisions of the Certificate of Incorporation, the Board of Directors may make, alter, amend, add to or repeal any and all of these Bylaws by resolution adopted by a majority of the directors then in office or by the affirmative vote of a majority of directors present at any regular or special meeting of the Board at which a quorum is present.

Section 8.02.         By the Stockholders.  Subject to the provisions of the Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

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ARTICLE IX

CONSTRUCTION

In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.  Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes corporations, other business entities, and natural persons.

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